OFFERING CIRCULAR

IJASCODE HANDSOFF MARKETING SYSTEM

333 Lantana St Suite 126

Camarillo, CA 93010

(888) 679-3102

http://www.ijascode.com/

20,000,000 Shares of Class A common stock ($20,000,000)

The date of this Preliminary Offering Circular is September 16, 2019

We are following the Offering Circular format prescribed by Part II of Form 1-A.

We are offering 20,000,000 shares of Class A common stock. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

There is currently no trading market for our common stock.

These are speculative securities. Investing in our shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 3.

	Price to Public	Underwriting discounts and commissions (1)	Proceeds to issuer (2)	Proceeds to other persons (3)
Per share:	$1.00	$0.00	$0.80	$0.20
Total	$20,000,000	$0.00	$16,000,000	$4,000,000

(1)	The shares will be offered on a "best-efforts" basis by our officers, directors and employees, and we do not intend to use commissioned sales agents or underwriters
(2)

Does not include expenses of the offering, including costs of legal fees, accounting fees, and fees for certain administrative services to be provided in connection with this offering. For more information about the expenses of this offering, please see the section entitled, "Plan of Distribution and Selling Securityholders."

(3)

Represents estimated net proceeds to certain selling securityholders, including our Chief Executive Officer Jayson Panopio, Chief Sales and Marketing Officer Edilberto Partida, Chief Financial Officer Nelia Stearns and Chief Security & Compliance Officer Leon Holiday and other shareholders, who plan to sell up to 30% of the 20,000,000 shares of Class A common stock offered in this offering. For more information about all the Executive's equity holdings in the Company, including other selling securityholders' intention to sell certain shares of Class A common stock in this offering, please see the section entitled, "Plan of Distribution and Selling Securityholders."

The date of this Offering Circular is August 22, 2019

The United States Securities and Exchange Commission (the “Commission”) does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

OFFERING SUMMARY

The following summary highlights selected information contained in this Offering Circular. This summary does not contain all the information that may be important to you. You should read the more detailed information contained in this Offering Circular, including, but not limited to, the risk factors beginning on page 6. Unless the context indicates otherwise, as used in this Offering Circular, the terms "IJASCODE," "we," "us," "our" and the "Company" means IJASCODE HANDSOFF MARKETING SYSTEM.

Our Company

IJASCODE HANDSOFF MARKETING SYSTEM ("IJASCODE" or the "Company"), an Oxnard California, USA based company, dedicated to provide EFFECTIVE HANDS-OFF MARKETING SYSTEM using the latest technology called wireless proximity marketing to any type of business by offering advanced yet simple and affordable marketing solutions. IJASCODE is a corporation organized under the laws of the State of California. On September, 2017 we converted from a California limited liability company or "LLC" to a California corporation pursuant to applicable conversion statutes of the California General Corporation Law. We are located at 333 N Lantana Street Suite# 126 Camarillo, California 93010, and our telephone number is (888)-679-3102. Our main website address is http://www.ijascode.com/. The information contained on, or that can be accessed through, our website is not a part of this Offering Circular. Investors should not rely on any such information in deciding whether to purchase shares of our Class A common stock. We have included our website address in this Offering Circular solely as an inactive textual reference.

This Offering

Securities offered	20,000,000 shares of Class A common stock ($20,000,000)

Common stock outstanding before the offering (1)	33,826,200 shares

Common stock outstanding after the offering (1)(2)	53,826,200 shares

Use of proceeds	The net proceeds of this offering will be used primarily for general corporate purposes, including working capital.

Risk factors

Investing in our shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the "Risk Factors" section of this Offering Circular.

(1)

Includes both shares of Class A common stock and Class B common stock but does not include 1,450,000 shares of Class A common stock issuable upon exercise of outstanding options held by certain employees and other service providers of the Company as of June 28, 2019.

(2)	Assumes the sale of 20,000,000 shares of Class A common stock.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS "ESTIMATE," "PROJECT," "BELIEVE," "ANTICIPATE," "INTEND," "EXPECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

RISK FACTORS

An investment in Ijascode Company's shares involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this Offering Circular, before purchasing our shares in this offering. If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price, if any, of our shares could fall, causing you to lose some or all of your investment. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

Ijascode Company has a limited operating history and are focused on growth.

Our limited operating history makes evaluating the business and future prospects difficult, and may increase the risk of your investment. IJASCODE was formed in 2017 as a limited liability company organized under the laws of the State of California under the name "Ijascode HandsOff Marketing System, LLC" and we have not yet reached annual profitability and may never reach such profitability. Currently we are focused on growth through expanding our product line, technology, and marketshare, including bringing our IJASCODE Proximiner HandsOff marketing wearables (70-meter signal range) and flagship Proximiner HandsOff device (120-meter signal range) and the upcoming IJASCODE Pet Monitoring product to market and expanding our marketing and sales efforts around those products. For more information about our corporate history, please see the section entitled "Business." We intend in the longer term to derive substantial revenues from the sales of IJASCODE Proximiners, IJASCODE Pet Monitoring and the rest of our IJASCODE product line. IJASCODE Pet Monitoring is in development and we do not expect to start delivering it to customers until November 2019 at the earliest.

Ijascode Company may fail to develop new products, or may incur unexpected expenses or delays.

Although we currently have a fully developed Ijascode HandsOff Marketing System including our wearables and devices, Auto-responder system and IjasApp movile app which is available for download in IOS/Android, we may need to develop various new technologies, products and product features and to remain competitive. Due to the risks inherent in developing new products and technologies - limited financing, loss of key personnel, and other factors - we may fail to develop these technologies and products, or may experience lengthy and costly delays in doing so. Although we are able to license some of our technologies in their current stage of development, we cannot assure that we will be able to develop new products or enhancements to our existing products in order to remain competitive.

Terms of subsequent financings may adversely impact your investment.

We may have to engage in common equity, debt, or preferred stock financing in the future.Your rights and the value of your investment in the Common Stock could be reduced.Interest on debt securities could increase costs and negatively impacts operating results.Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital.The terms of preferred stock could be more advantageous to those investors than to the holders of Common Stock.In addition, if we need to raise more equity capital from the sale of Common Stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.Shares of Common Stock that we sell could be sold into any market which develops, which could adversely affect the market price.

Ijascode Company depend on sales and subscriptions of our HandsOff devices and wearables for substantially all of our revenue, and any decrease in the sales and subscriptions of these products would harm our business.

To date, substantially all of our revenue has been derived from sales and subscriptions of our HandsOff devices and wearables, and we expect to continue to derive the substantial majority of our revenue from sales and subscriptions of such devices for the foreseeable future. As used in this offering statement, "HandsOff device and wearable" means devices that uses one of many technologies, including Bluetooth Low Energy (BLE), Eddystone URL by Google, Location Services, NFC, or other technologies, that sends Bluetooth Low Energy signal to broadcast Eddystone URL to the nearest IjasApp smartphone users. These cutting-edge HandsOff devices and wearables are capable of broadcasting and sending custom-notifications to any nearby mobile or tablet devices around.

A decline in the price of these products, whether due to macroeconomic conditions, competition or otherwise, or our inability to increase sales of these products, would harm our business and operating results. Any decrease in the sales of our HandsOff devices and wearables would harm our business. While we are evaluating other products and services to add to our offerings and may execute on such opportunities, we expect sales of HandsOff devices and wearables to represent a substantial portion of our revenue for the foreseeable future. As a result, our future growth and financial performance will depend heavily on our ability to develop and sell enhanced versions of our HandsOff devices and wearables. If we fail to deliver product enhancements, new releases or new products that our customers want, our business and results of operations would be harmed.

If Ijascode Company is unable to maintain a good relationship with the markets where IjasApp Physical Web mobile app is distributed, our business will suffer.

Apple's "App Store" and Google's "Play Store" are the primary distribution, marketing, promotion and payment platforms for IjasApp Physical Web. Any deterioration in our relationship with Apple and Google or any application market place we utilize in the future would harm our business and adversely affect the value of our stock. We are subject to Apple and Google's standard terms and conditions for application developers, which govern the promotion, distribution and operation of mobile applications on their platforms. Our business would be harmed if:

- Apple and Google discontinue or limits access to their platform by us and other application developers;

- Apple and Google modify their terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or Apple and Google changes how the personal information of its users is made available to application developers on their respective platforms or shared by users;

- Apple and Google establish more favorable relationships with one or more of our competitors;

- Apple and Google limit our access to its application market place because IjasApp Physical Web provides services similar to Apple and Google; or

- Apple and Google make changes in its operating system or development platform that are incompatible with our technology.

Due to the anticipated on-development and future projects, Ijascode Company expect that we will experience an increase in operating costs prior to the launch of IJASCODE PET MONITORING, IJASAPP UPGRADES AND IJAS-ECOMMERCE.

To bring IJASCODE PET MONITORING, IJASAPP UPGRADES AND IJAS-ECOMMERCE to the market, we anticipate spending approximately $1.5 million on development, tooling, initial manufacturing, business development and marketing costs. However, such costs may end up being higher than anticipated. We expect that many of these costs will be fixed for a product launch and then recovered by sales volume in the months that follow.

As the Ijascode Company is expanding and trying to reach-out more interested business partners and customers globally, the marketing and advertising costs required to stay competitive will grow accordingly. If we are unable to maintain our margins to generate additional funds to continue marketing, our sales channels could lose efficiency.

The cost of manufacturing our HandsOff devices requires the sale of a substantial volume of such devices in order to reduce the cost of goods sold and increase our margins. If we cannot maintain the sale of sufficient volume to remain competitive, then our manufacturing costs will increase relative to our competitors’ manufacturing cost, making it difficult to compete. Additionally, world market conditions or not mitigating domestic and international taxes and tariffs may significantly increase our cost of goods sold and adversely affect our competitive position with respect to the competition.

To maximize margins, IJASCODE must compete on features and product quality over price point. If we lose our competitive edge in respect of features and product quality, we may be forced to compete strictly on price and marketing only, which may greatly decrease our margins and our business prospects could be substantially harmed.

If Ijascode Company is unable to continue to produce our devices at a low cost, our customers may choose to forgo purchasing our HandsOff devices and wearables, altogether.

The cost of manufacturing our IJASCODE devices requires the sale of a substantial volume of such devices in order to reduce the cost of goods sold and increase our margins. If we cannot maintain the sale of sufficient volume to remain competitive, then our manufacturing costs will increase relative to our competitors' manufacturing cost, making it difficult to compete. Additionally, world market conditions or not mitigating domestic and international taxes and tariffs may significantly increase our cost of goods sold and adversely affect our competitive position with respect to the competition.

Ijascode Company may have difficulty in accurately predicting our future customer demand which could adversely affect our operating results.

To ensure adequate inventory supply and meet the demands of our retailers and distributors, we must forecast inventory needs and place orders with our contract manufacturers and component suppliers based on our estimates of future demand for particular products. We recently began producing our products in substantial volumes, and we have experienced rapid growth. We may be unable to meet customer, retailer or distributor demand for our products or may be required to incur higher costs to secure the necessary production capacity and components. We could also overestimate future sales of our products and risk carrying excess product and component inventory. Further, our ability to accurately forecast demand for our products could be affected by other factors, including product introductions by competitors, unanticipated changes in general market demand, macroeconomic conditions or consumer confidence. If we fail to continue to develop the infrastructure that enables us to accurately forecast customer demand for our products, our business and operating results could be adversely affected.

To remain competitive and stimulate customer demand, Ijascode Company must successfully manage frequent product introductions and transitions.

We believe that we must continually develop and introduce new products, enhance our existing products and effectively stimulate customer demand for new and upgraded products. Our research and development efforts are complex and require us to incur substantial research and development expense, and we anticipate that research and development expense will increase in the future. We may not be able to achieve an acceptable return, if any, on our research and development efforts. Further, any failure to complete product transitions effectively could harm our brand. The success of new product introductions depends on a number of factors including, but not limited to, timely and successful research and development, market and customer acceptance, the effective forecasting and management of product demand, purchase commitments and inventory levels, the management of manufacturing and supply costs, and the risk that new products may have quality or other defects in the early stages of introduction.

Ijascode Company operate in an open-competitive market. If Ijascode Company do not compete effectively, our prospects, operating results and financial condition could be adversely affected.

The Ijascode HandsOff device and wearable market is highly competitive and very unique wireless proximity marketing fueled by incentivized reward system. However, we expect competition in our market to intensify in the future as new and existing competitors introduce new or enhanced products and services that are potentially more competitive than our products and services. The HandsOff device and wearable market has a multitude of participants and we see some of the potential competitors including specialized consumer electronics companies, such as Tile, Inc. ("Tile"), Royaltie, Asirvia Go, and TrackR, Inc. ("TrackR"). Some of our competitors may aggressively discount their products and services in order to gain market share, which could result in pricing pressures, reduced profit margins, lost market share or a failure to grow market share for us. If we are not able to compete effectively against our current or potential competitors, our prospects, operating results and financial condition could be adversely affected.

Ijascode Company may not be able to adequately protect our proprietary technology, and our competitors may be able to offer similar products and services which would harm our competitive position.

Our success depends upon our proprietary technology. We plan to rely primarily on copyright, service mark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect our proprietary rights. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. We also pursue the registration of our domain names, trademarks, and service marks in the United States. However, we cannot provide any assurance that this application or any future application will ultimately result in an issued patent or, if issued, that it will provide sufficient protections for our technology against competitors. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any intellectual property rights we hold.

If Ijascode Company is unable to anticipate and satisfy consumer preferences in a timely manner, our business may be adversely affected.

Our success depends on our ability to anticipate and satisfy consumer preferences in a timely manner. All of our products are subject to changing consumer preferences that cannot be predicted with certainty. Consumers may decide not to purchase our products and services as their preferences could shift rapidly to different types of HandsOff devices and wearables, or away from these types of products and services altogether, and our future success depends in part on our ability to anticipate and respond to shifts in consumer preferences. In addition, our newer products and services that have additional features, such as health monitoring including pedometer, steps, calories burn, heart-rate and other common smartwatch features, may have higher prices than many of our earlier products and the products of some of our competitors, which may not appeal to consumers or only appeal to a smaller subset of consumers. It is also possible that competitors could introduce new products and services that negatively impact consumer preference for our HandsOff devices and wearables, which could result in decreased sales of our products and services and a loss in market share. Accordingly, if we fail to anticipate and satisfy consumer preferences in a timely manner, our business may be adversely affected.

If Ijascode Company is unable to expand our apps to new devices and third-party platforms, our business could be adversely affected.

The number of people who access online services through mobile phones and tablets offered by various third parties has increased dramatically in the past few years. As new devices and new third-party platforms are continually being released, it is difficult to predict the challenges we may encounter in developing new versions of our apps for use on these alternative devices and third-party platforms, and we may need to devote significant resources to the creation, support and maintenance of our apps on such devices and third-party platforms. If we are unable to successfully expand the devices and third-party platforms on which our services are available or if the apps that we create for alternative devices and third-party platforms are not compelling to our members or subscribers, our business will suffer.

The mobile application industry is subject to rapid technological change and, to compete, Ijascode Company must continually enhance IjasApp Physical Web.

We must continue to enhance and improve the performance, functionality and reliability of IjasApp Physical Web. The mobile application industry is characterized by rapid technological change, changes in user requirements and preferences, frequent new product and services introductions embodying new technologies and the emergence of new industry standards and practices that could render our product and services obsolete. We have discovered that some of our customers' desire additional performance and functionality not currently offered by IjasApp Physical Web or by the underlying technology. Our success will depend, in part, on our ability to both internally develop leading technologies to enhance our application, develop new mobile applications and services that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, customer requirements or emerging industry standards, we may not be able to create revenue and expand our business.

If we do not effectively maintain and further develop our relationships with distributors, our business could be harmed.

We depend on our distributors to reach certain market segments in the United States and to reach our international retailers. Our distributors generally offer products from several different manufacturers. Accordingly, we are at risk that these distributors may give higher priority to selling other companies' products. If we were to lose the services of a distributor, we might need to find another distributor in that area, and there can be no assurance of our ability to do so in a timely manner or on favorable terms. Further, our distributors build inventories in anticipation of future sales, and if such sales do not occur as rapidly as they or we anticipate, our distributors will decrease the size of their future product orders and may return any unsold inventory in exchange for the original purchase price. We are also subject to the risks of our distributors encountering financial difficulties, which could impede their effectiveness and also expose us to financial risk if they are unable to pay for the products they purchase from us. Any reduction in sales by our current distributors, loss of key distributors or decrease in revenue from our distributors could adversely affect our revenue, operating results and financial condition.

Ijascode Company rely on a limited number of suppliers, contract manufacturers, and logistics providers, and each of our products is manufactured by a primary contract manufacturer.

We rely on a limited number of suppliers, contract manufacturers, and logistics providers. In particular, we use contract manufacturers located in China, Shenzhen AXAET Technology Co.,Ltd, one of the high-tech enterprises which integrates research and development, design, production and sales. Our reliance on major manufacturers for each of our products increases our risks since we do not currently have any alternative or replacement manufacturers. In the event of an interruption from a contract manufacturer, we may not be able to develop alternate or secondary sources without incurring material additional costs and substantial delays. Furthermore, these risks could materially and adversely affect our business if one of our contract manufacturers is impacted by a natural disaster or other interruption at a particular location because each of our contract manufacturers produces our products from a single location. In addition, some of our suppliers, contract manufacturers and logistics providers may have more established relationships with our competitors and potential competitors, and as a result of such relationships, such suppliers, contract manufacturers and logistics providers may choose to limit or terminate their relationship with us.

If we experience significantly increased demand, or if we need to replace an existing supplier, contract manufacturer, or logistics provider, we may be unable to supplement or replace such supply, contract manufacturing, or logistics capacity on terms that are acceptable to us, which may undermine our ability to deliver our products to customers in a timely manner. For example, for certain of our products, it may take a significant amount of time to identify a contract manufacturer that has the capability and resources to build the product to our specifications in sufficient volume. Identifying suitable suppliers, contract manufacturers and logistics providers is an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any key supplier, contract manufacturer or logistics provider could adversely impact our revenue and operating results.

Ijascode Company has very limited control over our suppliers, contract manufacturers and logistics providers, which subjects us to significant risks, including the potential inability to obtain or produce quality products on a timely basis or in sufficient quantity.

Currently, Factory Method is our only manufacturer for Ijascode HandsOff device and wearable, and if Factory Method or one of its subcontractors fails to deliver or perform under the terms and conditions of our agreement with Factor Method, we would be forced to source manufacturing services elsewhere which could delay our ability to sell our products, thereby adversely impacting our revenue and operating results. We expect to engage other manufacturing partners during the next two years to diversify our exposure to a single manufacturer and reduce the risk of delayed manufacturing and supply chain processes.

Any material disruption of our information systems could adversely affect our operating results.

We are increasingly dependent on information systems to operate our smartphone application, ecommerce website, process transactions, respond to customer inquiries, manage our supply chain and inventory, ship goods on a timely basis and maintain cost-efficient operations. Any material disruption or slowdown of our systems, including a disruption or slowdown caused by our failure to successfully upgrade our systems, system failures, viruses, computer "hackers" or other causes, could cause delays in our supply chain or cause information, including data related to customer orders, to be lost or delayed which could result in delays in the delivery of merchandise to our stores and customers or lost sales, especially if the disruption or slowdown occurred during the holiday season. Any of these events could reduce demand for our products, impair our ability to complete sales through our ecommerce channels and cause our revenue to decline. If changes in technology cause our information systems to become obsolete, or if our information systems are inadequate to handle our growth, we could lose customers or our business and operating results could be adversely affected.

Changes in the government regulation of our wireless location products or wireless carriers could harm our business.

Our products, wireless carriers and other components of the communications industry are subject to domestic government regulation by the Federal Communications Commission (the "FCC"), as well as state agencies and through the availability of statutory damages and class action lawsuits for violations of applicable laws. Moreover, we expect that many of our users will carry and use our devices (including the IJASCODE smartphone application) on airplanes, including using our devices to help locate luggage. While management currently does not believe that our devices (including the IJASCODE smartphone application) will interfere with everyday air travel or violate any federal regulations of the Federal Aviation Authority (the "FAA"), the FAA has broad authority to address airline safety issues, including regulating the items that can be carried aboard and used on an airplane, which may include our devices.

With respect to our business outside of the United States, we primarily are regulated by the European Commission and other international regulatory bodies. If we are unable to satisfy all of the regulations of the FCC or any other regulatory body, we could be prevented from releasing one or more of our products, which could materially and adversely affect our future revenues. In addition, any delay in obtaining FCC and other regulatory approval could likewise have a negative impact on our business and on our relationships with our customers. These regulatory bodies could enact regulations that affect our products or the service providers which distribute our products, such as limiting the scope of the service providers' market, capping fees for services provided by them or imposing communication technology standards which impact our products. The scope and interpretation of the laws are continuously evolving and developing and if we fail to comply with these laws or regulations or if we become liable under these laws or regulations, we could be harmed by incurring substantial litigation costs or paying adverse judgments or rulings, and we may be forced to implement new marketing methods, which may be costly or ineffective.

Any material disruption of our software systems could adversely affect our operating results.

We are current heavily reliant on our in-house developed tracking and monitoring system to conduct our order and inventory management and financial processes. As we expand our operations, we expect to utilize additional systems and service providers that may also be essential to managing our business. Although the systems and services that we require are typically available from a number of providers, it is time consuming and costly to qualify and implement these relationships. Therefore, our ability to manage our business would suffer if one or more of our providers suffer an interruption in their business, or experience delays, disruptions or quality control problems in their operations, or we have to change or add systems and services. We may not be able to control the quality of the systems and services we receive from third-party service providers, which could impair our ability to implement appropriate internal controls over financial reporting and may impact our business, operating results and financial condition.

Our products depend on continued availability of Bluetooth Low Energy (BLE), cellular wireless telecommunications systems, Location services and Internet.

Our products specially the connection between our HandsOff Proximiner device, rely 100% on Bluetooth Low Energy technology and use existing cellular wireless telecommunications systems including its location services and internet to fully utilize and broadcast the signal from our device and wearable. Any temporary or permanent change in the availability of these systems or protocol, or any material change in the existing infrastructure and our ability to access those systems, could harm customer goodwill, result in increased systems failures requiring repairs and delay our customer responsiveness to related issues, which in turn would materially and adversely affect our business, operating results and financial condition.

Ijascode Company may be subject to product liability or warranty claims that could result in significant direct or indirect costs, or we could experience greater product returns from retailers than expected, which could harm our business and operating results.

We generally provide a 15 days warranty on all of our products. The occurrence of any material defects in our products could make us liable for damages and warranty claims in excess of our current reserves. In addition, we could incur significant costs to correct any defects, warranty claims or other problems, including costs related to product recalls. Any negative publicity related to the perceived quality of our products could affect our brand image, decrease retailer, distributor and customer demand, and adversely affect our operating results and financial condition. Also, while our warranty is limited to repairs and returns, warranty claims may result in litigation, the occurrence of which could adversely affect our business and operating results.

In addition, currently we offer a 100% coverage once they continously subscribe to Ijascode Monthly Maintenance Fee, and it provides repair or replacement as a guarantee on any package that our customer purchased to enhance our customer goodwill. If a substantial amount of our customers are not satisfied with our products and opt for refunds, our business, including our operating results and financial condition, could be harmed, and we may be forced to implement new marketing methods, which may be costly or ineffective. Also, if we decide to change the coverage of the monthly maintenance fee that we are offering, our customer goodwill may be harmed which could adversely impact our business, operating results and marketing strategy.

Major network failures could have an adverse effect on our business.

Our technology infrastructure is critical to the performance of Ijascode System, IjasApp Physical Web, Ijascode device and wearable, and customer satisfaction. The entire Ijascode HandsOff Marketing System specially its IjasApp Physical Web runs on a complex distributed system, or what is commonly known as cloud computing. Some elements of this system are operated by third-parties that we do not control and which would require significant time to replace. We expect this dependence on third parties to continue. Major equipment failures, natural disasters, including severe weather, terrorist acts, acts of war, cyber-attacks or other breaches of network or information technology security that affect third-party networks, communications switches, routers, microwave links, cell sites or other third-party equipment on which we rely, could cause major network failures and/or unusually high network traffic demands that could have a material adverse effect on our operations or our ability to provide service to our customers. These events could disrupt our operations, require significant resources to resolve, result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, prospects, results of operations and financial condition. If we experience significant service interruptions, which could require significant resources to resolve, it could result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, prospects, results of operations and financial condition. In addition, with the growth of wireless data services, enterprise data interfaces and Internet-based or Internet Protocol enabled applications, wireless networks and devices are exposed to a greater degree to third-party data or applications over which we have less direct control. As a result, the network infrastructure and information systems on which we rely, as well as our customers' wireless devices, may be subject to a wider array of potential security risks, including viruses and other types of computer-based attacks, which could cause lapses in our service or adversely affect the ability of our customers to access our service. Such lapses could have a material adverse effect on our business, prospects, results of operations and financial condition.

Defects in IjasApp Physical Web and the technology powering it may adversely affect our business.

Tools, code, subroutines and processes contained within IjasApp Physical Web may contain defects not yet discovered or contained in updates and new versions. Our introduction of new mobile applications or updates and new versions with defects or quality problems may result in adverse publicity, reduced downloads and use, product redevelopment costs, loss of or delay in market acceptance of our products or claims by customers or others against us. Such problems or claims may have a material and adverse effect on our business, prospects, financial condition and results of operations.

Ijascode Company may be sued by third parties for alleged infringement of their proprietary rights.

There is considerable patent, trademark, copyright, trade secret and other intellectual property development activity in our industry. Our success depends, in part, on our not infringing upon the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our technology or software solutions. From time to time, our competitors or other third parties may claim that we are infringing upon their intellectual property rights. However, we may be unaware of the intellectual property rights that others may claim cover some or all of our technology or software solutions. Any claims or litigation, regardless of merit, could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages, settlement costs or ongoing royalty payments, require that we comply with other unfavorable license and other terms, or prevent us from offering our software solutions in their current form. Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the attention of our management and key personnel from our business operations and harm our operating results.

The name "IJASCODE" may be deemed generic and may not be protected by our intellectual property rights and we may become subject to claims for alleged infringement of third-party trademark rights related to such name.

If we are not successful in arguing that there is no likelihood of confusion between our marks and the marks that are the subject of the other applications or registrations owned by third parties, our trademark applications may be denied, preventing us from obtaining trademark registrations and adequate protection for our marks in the relevant jurisdictions, which could impact our ability to build our brand identity and market our products and services in those jurisdictions. In addition, third parties may claim that the use of "IJASCODE" in our business infringes their rights. As a result, we could be forced to pay significant settlement costs or cease the use of these trademarks and associated elements of our brand in the United States or other jurisdictions.

Even in those jurisdictions where we are able to register our trademarks, competitors may adopt or apply to register similar trademarks to ours, may register domain names that mimic ours or incorporate our trademarks, or may purchase keywords that are identical or confusingly similar to our brand names as terms in Internet search engine advertising programs, which could impede our ability to build our brand identity and lead to confusion among potential customers of our products and services. If we are not successful in proving that we have prior rights in our marks and arguing that there is a likelihood of confusion between our marks and the marks of these third parties, our inability to prevent these third parties from continuing to use our marks or confusingly similar marks may negatively impact the strength, value and effectiveness of our brand names and our ability to market our products and prevent consumer confusion.

The laws of certain countries do not protect intellectual property and proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions, we may be unable to protect our products, services, technologies and designs adequately against unauthorized third-party copying, infringement or use, which could adversely affect our competitive position.

To protect or enforce our intellectual property rights, we may initiate proceedings or litigation against third parties in countries within Asia, Europe and the United States. Such proceedings or litigation may be necessary to protect our trade secrets or know-how, products, technologies, designs, brands, reputation, likeness, authorship works or other intellectual property rights. Such proceedings or litigation also may be necessary to determine the enforceability, scope and validity of the proprietary rights of others. Any proceedings or lawsuits that we initiate could be expensive, take significant time and divert management's attention from other business concerns. Additionally, we may provoke third parties to assert claims against us. These claims could invalidate or narrow the scope of our own intellectual property rights. We may not prevail in any proceedings or lawsuits that we initiate and the damages or other remedies awarded, if any, may be commercially valueless. The occurrence of any of these events may adversely affect our business, financial condition and operating results.

An economic downturn or economic uncertainty in our key markets may adversely affect consumer discretionary spending and demand for our products.

Our products are discretionary items for consumers. Factors affecting the level of consumer spending for such discretionary items include general market conditions, macroeconomic conditions and other factors such as consumer confidence, the availability and cost of consumer credit, levels of unemployment and tax rates. As global economic conditions continue to be volatile or economic uncertainty remains, trends in consumer discretionary spending also remain unpredictable and subject to reductions due to credit constraints and uncertainties about the future. Unfavorable economic conditions may lead consumers to delay or reduce purchases of our products. Consumer demand for our products may not reach our sales targets, or may decline, when there is an economic downturn or economic uncertainty. Our sensitivity to economic cycles and any related fluctuation in consumer demand could adversely affect our business, financial condition and operating results.

Consumers may be injured while using our products to find their personal items, and we may be exposed to claims, or regulations could be imposed, which could adversely affect our brand, operating results and financial condition.

Consumers use our products, including our electronic smartphone application, to assist them in finding the nearest business establishments, pets that are lost or missing, which may carry the risk of significant injury. We may be subject to claims if consumers are injured while using our products, including our electronic smartphone application. Although we maintain insurance to help protect us from the risk of any such claims, such insurance may not be sufficient or may not to apply to all situations. In addition, lawmakers or governmental agencies may pass laws or adopt regulations that limit the use of our products or increase our liability associated with the use of our products. Any of these events could adversely affect our brand, operating results or financial condition.

Ijascode Company is dependent on our management to achieve our objectives, and our loss of, or inability to obtain, key personnel could delay or hinder implementation of our business and growth strategies, which could adversely affect the value of your investment.

Our future success depends in significant part on the continued service of our Chief Executive Officer, Jayson Panopio and Co-founder Edilberto Partida. Mr. Panopio and Mr. Partida are critical to the strategic direction and overall management of our company as well as our research and development process. Mr. Panopio and Mr. Partida are at-will employees and there are no vesting restrictions on any of the shares of Class B common stock that they own. The loss of Mr. Panopio or Mr. Partida could adversely affect our business, financial condition and operating results.

Ijascode Company depend on key personnel to operate our business. If we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

In addition to the continued services of Mr. Panopio and Mr. Partida, we believe that our future success is highly dependent on the contributions of our other executive officers, as well as our ability to attract and retain highly skilled and experienced sales, research and development and other personnel in the United States and abroad.

All of our employees, including our executive officers, are free to terminate their employment relationship with us at any time, and their knowledge of our business and industry may be difficult to replace. If one or more of our executive officers or key employees leaves, we may not be able to fully integrate new personnel or replicate the prior working relationships, and our operations could suffer. Qualified individuals are in high demand, and we may incur significant costs to attract them. Many of the companies with which we compete for experienced personnel have greater resources than we do. Competition for qualified personnel is particularly intense in Southern California and the West Coast in general, where our headquarters are located. If we are unable to attract and retain highly skilled personnel, we may not be able to achieve our strategic objectives, and our business, financial condition and operating results could be adversely affected.

Ijascode Company collect, store, process, and use personal information and other customer data, which subjects us to governmental regulation and other legal obligations related to privacy, information security, and data protection, and any security breaches or our actual or perceived failure to comply with such legal obligations could harm our brand and our reputation in the marketplace.

Changing regulations and laws governing the Internet, data privacy, data protection and ecommerce transactions (including taxation, pricing and electronic communications) could impede the growth of our ecommerce business, increase our cost of doing business and limit our ability to collect and use information collected from our customers. Further, new regulations limiting our ability to collect, use and disclose customer data, or imposing additional requirements with respect to the retention and security of customer data, could limit our marketing activities and could adversely affect our business and financial condition.

In our ecommerce services, we process, store and transmit customer data. We also collect customer data through certain marketing activities. Failure to prevent or mitigate data loss or other security breaches, including breaches of our vendors’ technology and systems, could expose us or our customers to a risk of loss or misuse of such information, adversely affect our operating results, result in litigation or potential liability for us and otherwise harm our business. Further, we are subject to general business regulations and laws, as well as regulations and laws specifically governing the Internet, ecommerce and electronic devices. Existing and future laws and regulations, or new interpretations of these laws, may adversely affect our ability to conduct our ecommerce business.

If Ijascode Company fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our brand and operating results could be harmed. We cannot be certain that our controls over financial reporting will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the price of our stock.

Ijascode Company has to keep up with rapid technological change to remain competitive.

Our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to improve the performance and reliability of our services. Our failure to adapt to such changes would harm our business. New technologies could adversely affect us. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt our services or infrastructure.

A portion of the proceeds raised from this offering will be distributed to Jayson Panopio, Edilberto Partida and certain other selling securityholders.

Certain of our stockholders, including our Chief Executive Officer, Jayson Panopio and Co-founder Edilberto Partida, will sell in the aggregate up to approximately $3 million plus of shares of Class A common stock in this offering. As a result, the net proceeds to the Company from the sale of shares of Class A common stock sold in this offering will be reduced by such amount. For more information about certain selling securityholders, please see the section of this Offering Circular entitled, "Plan of Distribution and Selling Securityholders."

Ijascode Company may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs.

In the future, we may require additional capital to respond to business opportunities, challenges, acquisitions or unforeseen circumstances and may determine to engage in equity or debt financings or enter into credit facilities for other reasons. We may not be able to timely secure additional debt or equity financing on favorable terms, or at all. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities, our existing stockholders could suffer significant dilution. Any debt financing obtained by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to grow or support our business and to respond to business challenges could be significantly limited.

Catastrophic events or political instability could disrupt and cause harm to Ijascode business.

Our headquarters is located in Camarillo, California, an area susceptible to earthquakes. A major earthquake or other natural disaster, fire, act of terrorism or other catastrophic event in California or elsewhere that results in the destruction or disruption of any of our critical business operations or information technology systems could severely affect our ability to conduct normal business operations and, as a result, our future operating results could be harmed.

Our key manufacturing, supply and distribution partners have global operations in China, as well as the United States. Political instability or catastrophic events in any of those countries could adversely affect our business in the future, our financial condition and operating results.

RISKS RELATED TO THE SECURITIES BEING OFFERED

There has been no prior market for our Class A common stock, our stock price may be volatile or may decline regardless of our operating performance, an active public trading market may not develop or be sustained following this offering, and you may not be able to resell your shares at or above the public offering price.

There has been no public market for our Class A common stock prior to this offering. If you purchase shares of our Class A common stock in this offering, you may not be able to resell those shares at or above the initial offering price. An active market for our Class A common stock may not develop upon the closing of this offering or, if it does develop, it may not be sustainable. The trading prices of the securities of companies that have offered their securities to the public have historically been highly volatile. The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control.

The dual class structure of our common stock will have the effect of concentrating voting control primarily with our Chief Executive Officer, as well as directors and other employees; this will limit or preclude your ability to influence corporate matters and may make our Class A common stock less attractive to some investors or otherwise harm our stock price.

Our Class B common stock has 10 votes per share and our Class A common stock, which is the stock we are offering in this offering, has 1 vote per share. Stockholders who hold shares of Class B common stock will hold more than 90% of the voting power of our outstanding capital stock following this offering. Our executive officers and directors and their affiliates will hold more than 90% of the outstanding voting power, with Mr. Panopio, our Chief Executive Officer, holding approximately 85% of the outstanding voting power, and, therefore, assuming no material sales of such shares, they will be able to control all matters submitted to our stockholders, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transaction. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future and may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders. As a result, the market price of our Class A common stock could be adversely affected.

Our Chief Executive Officer has sufficient voting power to control the vote on substantially all corporate matters.

On May 28, 2019, Ijascode issued Jayson Panopio, Ijascode's Chief Executive Officer, one (1) share of Series A Preferred Stock, par value $0.0001 per share ("Series A Preferred"). Each share of the Series A Preferred has voting rights equal to (x) the total issued and outstanding Common Class A and Common Class B Stocks and preferred stock eligible to vote at the time of the respective vote divided by (y) forty nine one-hundredths (0.49) minus (z) the total issued and outstanding Common Class A and Common Class B Stocks and preferred stock eligible to vote at the time of the respective vote.For the avoidance of doubt, if the total issued and outstanding Common Class A and Common Class B Stocks eligible to vote at the time of the respective vote is 8,000,000, the voting rights of the Series A Preferred shall be equal to 8,326,530 (e.g. (8,000,000 / 0.49) - 8,000,000 = 8,326,530). There is no restriction on the repurchase or redemption of the Series A Preferred by Ijascode while there is any arrearage in the payment of dividends or sinking fund installments.At June 30, 2019, voting rights of 35,206,861 shares were associated with Series A Preferred and are included as part of the beneficial ownership calculation.

This concentration of voting equity, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our Common Stock.In addition, Mr. Panopio is in a position to impede transactions that may be desirable for other stockholders.Mr. Panopio's majority voting equity, for example, could make it more difficult for anyone to take control of us. Mr. Panopio may be able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

Holders of shares of our Class A common stock must vote their shares to approve of certain future events if stockholders representing 51% of the voting right represented by the Company's shares approve of such events.

Each purchaser of shares of our Class A common stock will become subject to our Bylaws filed herewith as Exhibit 2.2 and execute a Subscription Agreement, the form of which is filed herewith as Exhibit 4.1. Pursuant to the terms and conditions of the Subscription Agreement, shares of our Class A common stock will be subject to, among other restrictions in our Bylaws, a drag-along provision that allows holders of at least 51% of the voting rights represented by the outstanding capital stock of the Company who approve certain major transactions to require that all holders of Class A common stock of the Company approve the same.

Such major transactions that are subject to drag-along rights in our Bylaws include (a) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company and (b) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any equity acquisition, reorganization, merger or consolidation but excluding any sale of equity for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity.

While management believes that subjecting shares of our Class A common stock to drag-along rights, among other restrictions, will result in a more liquid market for our shares and ultimately allow the stockholders to realize the maximum value of the Company in a sale of the Company context, such restrictions limit the actual voting power that holders of Class A common stock will have with respect to stockholder decisions related to a sale of the Company. As a result of such diminished voting power and other restrictions, the market price for our Class A common stock could be adversely affected. The foregoing description of the Subscription Agreement and Bylaws and the rights pertaining to shares of our Class A common stock are qualified entirely by reference to the Bylaws and Subscription Agreement filed herewith as Exhibit 2.2 and Exhibit 4.1, respectively.

Our bylaws designate the Court of Chancery of the State of California as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of California shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by an director, officer, employee or agent of the Company to the Company or the Company's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the California General Corporation Law (CGCL), the certificate of incorporation or the bylaws of the Company or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person of entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to these provisions of the Company's bylaws. This choice of forum provision may limit the Company's stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes with the Company or the Company's directors, officers, employees or agents, which may discourage such lawsuits against the Company and the Company's directors, officers, employees and agents even though an action, if successful, might benefit the Company's stockholders. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near California. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to the Company than to the Company's stockholders. Alternatively, if a court were to find these provisions of the Company's bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could have a material adverse effect on the Company's business, financial condition or results of operations.

Additionally, any disputes, claims or controversies brought by or on behalf of any stockholder of the Corporation either on his, her or its own behalf, on behalf of the Corporation or on behalf of any series or class of shares of the Corporation or stockholders of the Corporation against the Corporation or any trustee, officer, manager, agent or employee of the Corporation, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of the Declaration of Corporation or these Bylaws or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") then in effect, except as those Rules may be modified in the Company's Bylaws ARTICLE X - Arbitration. For the avoidance of doubt, and not as a limitation, disputes are intended to include derivative actions against trustees, officers, directors, managers, agents or employees of the Corporation and the Corporation and class actions by stockholders against those individuals or entities and the Corporation. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party. The place of arbitration shall be determined pursuant to the forum for adjudication of disputes in Section 9.1 of the Company's Bylaws, unless otherwise agreed by the parties.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act of 1933, as amended (the "Securities Act"), creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, there is uncertainty as to whether a court would enforce the forum selection clause in connection with claims arising under the Securities Act and the rules and regulations thereunder, and in any event, stockholders will not be deemed to have waived the Company's compliance with the federal securities laws and the rules and regulations thereunder.

Provisions in our charter documents and in California law could discourage a takeover that stockholders may consider favorable.

Provisions in our Certificate of Incorporation and Bylaws may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

Our Certificate of Incorporation provides for a dual class common stock structure in which holders of our Class B common stock will have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the outstanding shares of our Class A and Class B common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

• Our board of directors has the right to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors.

• Our Certificate of Incorporation prohibits cumulative voting in the election of directors. This limits the ability of minority stockholders to elect director candidates.

• Advance notice procedures will apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders.

• Our board of directors may issue, without stockholder approval, shares of undesignated preferred stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us or limit the value of our common stock.

• Shares of our common stock are subject to certain restrictions including drag-along restrictions and a right of first refusal in favor of the Company with respect to certain proposed transfers. Drag-along rights enable stockholders holding a majority of the voting power of the Company to force minority stockholders to join in certain major transactions (as discussed above and in the Bylaws and Subscription Agreement filed herewith as Exhibit 2.2 and Exhibit 4.1, respectively). In addition, the Company maintains a right of first refusal with respect to certain proposed transfers of Company securities by its stockholders. The right of first refusal forces any stockholders who propose to transfer their equity securities to provide written notice to the Company of any such potential transfers, which allows the Company time to evaluate if it wants to purchase the equity securities. The foregoing description of the drag-along rights and rights of first refusal pertaining to shares of our common stock are qualified entirely by reference to the Bylaws and Subscription Agreement filed herewith as Exhibit 2.2 and Exhibit 4.1, respectively.

If securities analysts do not publish research or publish inaccurate or unfavorable research about our business, our valuation could decline.

The trading market, if any, for our Class A common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We currently do not have and may never obtain research coverage by securities analysts. If no securities analysts commence coverage of our company, the price for our stock would be negatively impacted. If one or more analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price to decline.

Our Class A common stock would be subject to the "Penny Stock" rules of the Securities and Exchange Commission if it were publicly traded and may be difficult to sell.

Our shares of Class A common stock may be deemed "penny stocks" because the price per share of our Class A common stock currently is less than $5.00 and such shares are not registered on a national securities exchange or listed on an automated quotation system sponsored by a registered national securities association, pursuant to Rule 3a51-1(a) under the Securities Exchange Act of 1934.

For transactions covered by the Commission’s "penny stock" rules, broker-dealers must provide certain information to prospective investors, make a special suitability determination for the purchase of such securities and have received the investor’s prior written consent to the respective transaction. In addition, broker-dealers must deliver, prior to any transaction in a penny stock, a standardized risk disclosure document as prescribed by the Commission relating to the penny stock market, which sets forth the basis on which the broker-dealer made the suitability determination and that the broker-dealer received a signed, written agreement from the investor prior to the transaction. Subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. Generally, broker-dealers may be less willing to execute transactions in securities subject to the penny stock rules, which may make it more difficult for investors to sell shares of our Class A common stock and cause a decline in the market value of our stock. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading markets and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A common stock if the market price of our Class A common stock increases.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse, according to SEC Release No. 34-29093. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our shares of Class A common stock. The occurrence of these patterns or practices could increase the volatility of the price of our Class A common stock.

If you purchase shares of our Class A common stock in this offering, you will experience substantial and immediate dilution.

If you purchase shares of our Class A common stock in this offering, you will experience substantial and immediate dilution in the net tangible book value per share after giving effect to this offering of $0.78 as of June 28, 2019, based on an assumed public offering price of $1.00 per share, because the price that you pay will be substantially greater than the net tangible book value per share of the Class A common stock that you acquire. This dilution is due in large part to the fact that our earlier stockholders paid substantially less than the public offering price when they purchased their shares of our capital stock. You will experience additional dilution upon exercise of options to purchase Class A or Class B common stock under our equity incentive plans or under equity awards granted outside our equity incentive plan, if we issue Class A or Class B common stock to our employees under our equity incentive plans or if we otherwise issue additional shares of our capital stock. See "Dilution" for further information.

The elimination of monetary liability against our directors, officers and employees under California law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our Bylaws contain specific provisions that eliminate the liability of our directors for monetary damages to our company and stockholders, and permit indemnification of our directors and officers to the extent allowed by California law. We may also have contractual indemnification obligations with our officers and directors under employment agreements, indemnification agreements and/or board member agreements. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

DILUTION

If you invest in our shares of Class A common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering. Our net tangible book value as of June 30, 2019 was $107,777, or $0.0031 per share of outstanding common stock. Without giving effect to any changes in the net tangible book value after June 30, 2019 other than the sale of 20,000,000 shares in this offering at the offering price of $1.00 per share in connection with this offering, our pro forma net tangible book value as of June 30, 2019 was $19,892,223 or $0.59 per share of outstanding capital stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our shares in this offering and the net tangible book value per share of our capital stock immediately afterwards. This represents an immediate increase of $0.58 per share of capital stock to existing stockholders and an immediate dilution of $0.42 per share of common stock to the new investors, or approximately 42% of the assumed public offering price of $1.00 per share. The following table illustrates this per share dilution:

Offering
Initial price to public	$1.00
Net tangible book value as of December 31, 2018	$(107,777)
Increase in net tangible book value per share attributable to new investors	$0.58

As adjusted net tangible book value per share after this offering	$19,892,223
Dilution in net tangible book value per share to new investors	$0.42

The following table summarizes the differences between the existing stockholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Founders(1)	26,700,000	52.41%	2,670	00.01%	$0.0001
Existing stockholders(2)	4,245,059	8.33%	107,400	00.54%	$0.0253
New investors(3)	20,000,000	39.26%	20,000,000	99.45%	$1.00

Total(4)	50,945,059	100.0%	20,110,070	100.0%

(1)	All outstanding shares held by our Founders Mr. Panopio and Mr. Partida are shares of the Company's Class B common stock.
(2)	All outstanding shares held by our existing stockholders are shares of the Company's Class B common stock.
(3)	Shares offered to new investors in connection with this offering are shares of the Company's Class A common stock.
(4)

The discussion and tables above do not give effect to the shares of common stock issuable upon the exercise of options to purchase 4,025,900 shares of Class A common stock of the Company that may be granted to directors, employees, consultants, future transactions with third party companies and other entities that may provide needed future services.

Promissory Note

In connection with the conversion of the Company from a Ijascode HandsOff Marketing System limited liability company to a Ijascode HandsOff Marketing System corporation, (i) Jayson Panopio, our Chief Executive Officer, converted approximately $80,145 of unpaid salary and interest for more than 2 years underlying a series of promissory notes held by him into 1,602,900 shares of the Company's Class B common stock at a per share price of $0.050, (ii) Edilberto Partida, our Co-Founder converted approximately $64,000 of unpaid salary and interest underlying a promissory note held by him into 1,280,000 shares of the Company's Class B common stock at a per share price of $0.050, (iii) Leon Holiday, Ijascode Chief Security and Compliance Officer, converted $16,000 of principal and interest underlying a certain convertible promissory note held by him into 80,000 shares of the Company's Class B common stock at a per share price of $0.20, (iiii) Nelia Stearns, Ijascode Chief Financial Officer, converted $15,000 of principal and interest underlying a certain convertible promissory note held by him into 75,000 shares of the Company's Class B common stock at a per share price of $0.20 and, (iiiii) Vic Obrador, Ijascode Pioneering Founding Member, converted $10,500 of principal and interest underlying a certain convertible promissory note held by him into 105,000 shares of the Company's Class B common stock at a per share price of $0.10.

Sale of Shares of Class B common stock and Class A common stock warrant

On January 2, 2019, Erma Vasquez, Ijascode leader, purchased an aggregate of 60,000 total shares of the Company's Class B common stock at a per share purchase price of $0.10 for an aggregate purchase price of $6,000.

On June 26, 2019, Linda Ann Housden, Sherri Kidd, Krista Kidd, Erma Vasquez, Greg Housden, Carrie Batte, Jacquala Shropshire, Reginald Shropshire and Natasha Mann, all Ijascode leaders, purchased an aggregate of 40,500 total shares of the Company's Class B common stock at a per share purchase price of $0.20 for an aggregate purchase price of $8,100.

On June 29, 2019, Audrey Torres and Michelle Reyes, both Ijascode registered affiliate leaders, purchased an aggregate of 6,000 total shares of the Company's Class B common stock at a per share purchase price of $0.20 for an aggregate purchase price of $1,200.

On July 03, 2019, Edwlin Barragan and Elizabeth Thorpe, both Ijascode registered affiliate leaders, purchased an aggregate of 9,500 total shares of the Company's Class B common stock at a per share purchase price of $0.20 for an aggregate purchase price of $1,450.

On July 04, 2019, Marcia Dixon, an Ijascode registered affiliate leader, purchased an aggregate of 7,500 total shares of the Company's Class B common stock at a per share purchase price of $0.20 for an aggregate purchase price of $1,500.

On July 05, 2019, Leander Boado, an Ijascode registered affiliate leader, purchased an aggregate of 2,500 total shares of the Company's Class B common stock at a per share purchase price of $0.20 for an aggregate purchase price of $500.

These individuals listed above were issued options to purchase of the Company's Class B common stock with the intention of meeting the safe harbor requirements under Section 409A of the Internal Revenue Code of 1986, and on July 11, 2019, the company has 5,950,200 total sale of shares, which is only a portion of Class B common stock outstanding shares of 33,826,200.

Shares of Class B common stock in exchange for service

On May 13, 2019, Ijascode entered into an agreement with Dr. Angella Palmer-Banks and Ijascode offered her 5,000 shares of the Company's Class B common stock for her service and commitment to work with Ijascode as a Chief Marketing & Communications Officer.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

We are offering 20,000,000 shares of Class A common stock on a "best efforts" basis. We are not selling the shares through commissioned sales agents or underwriters. We will use our existing website, www.ijascode.com. Persons who desire information will be directed to https://www.ijascode.com/offering. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the ijascode.com website.

Ijascode Company has no associated persons who have a license as Brokers that will conduct any buying and selling of the Company's securities. The Company follows the Rule 3a4-1 of the Exchange Act that the associated persons of an issuer deemed not to be brokers and all conditions below have been met by each and every Ijascode executive, product sales-agent, director, employee and officer :

•	Is not subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Act, at the time of his participation; and

•	Is not compensated in connection with his/her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

•	Is not at the time of his/her participation an associated person of a broker or dealer; and

•

Meets the conditions of any one of paragraph (a)(4) (i), (ii), or (iii) of this section of the Rule 3a4-1 of the Exchange Act
* Restricts his/her participation to transactions involving offers and sales of securities, (a) to a registered broker or dealer; a registered investment company (or registered separate account); an insurance company; a bank; a savings and loan association; a trust company or similar institution supervised by a state or federal banking authority; or a trust for which a bank, a savings and loan association, a trust company, or a registered investment adviser either is the trustee or is authorized in writing to make investment decisions; or (b) that are exempted by reason of section 3(a)(7), 3(a)(9) or 3(a)(10) of the Securities Act of 1933 from the registration provisions of that Act; or (c) that are made pursuant to a plan or agreement submitted for the vote or consent of the security holders who will receive securities of the issuer in connection with a reclassification of securities of the issuer, a merger or consolidation or a similar plan of acquisition involving an exchange of securities, or a transfer of assets of any other person to the issuer in exchange for securities of the issuer; or (d)That are made pursuant to a bonus, profit-sharing, pension, retirement, thrift, savings, incentive, stock purchase, stock ownership, stock appreciation, stock option, dividend reinvestment or similar plan for employees of an issuer or a subsidiary of the issuer;
* Primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and
* Was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
* Does not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)(4)(i) or (iii) of this section, except that for securities issued pursuant to rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one rule 415 registration.
* Restricts his/her participation to preparing any written communication or delivering such communication through the mails or other means that does not involve oral solicitation by the associated person of a potential purchaser; Provided, however, that the content of such communication is approved by a partner, officer or director of the issuer;
* Restricts his/her participation to responding to inquiries of a potential purchaser in a communication initiated by the potential purchaser; provided, however, that the content of such responses are limited to information contained in a registration statement filed under the Securities Act of 1933 or other offering document; or
* Restricts his/her participation to performing ministerial and clerical work involved in effecting any transaction.

•

No presumption shall arise that an associated person of Ijascode Company has violated section 15(a) of the Act solely by reason of his/her participation in the sale of securities of the issuer if he does not meet the conditions specified in paragraph (a) of this section.

None of the Company's product-sales affiliates, customers, officers, directors, executives, and employees are authorized, allowed and licensed as Brokers. Although, the Company has formed a dedicated Authorized Processing Team who will review, validate, and check all submitted applications from the prospective investors, as stated in the disclosures on page 20 of the Form 1-A, the Company has no plans yet to partner with any Brokers on this particular offering under Reg. A Tier 1 due to the Company's limited resources.

The ijascode.com website will be the exclusive means by which prospective investors may subscribe in this offering. Upon qualification by the SEC, potential investors will be able to go on the ijascode.com website and a button will appear that simply states "Invest" in Ijascode HandsOff Marketing System.

Once the "Invest" button is clicked, potential investors will again be given a comprehensive overview of the process and procedures, which will require an e-signature. Potential investors will then begin a user-friendly process of establishing their personal and financial identity, selecting the number of shares to be purchased and how payment will be made, and executing subscription agreements. Once complete all purchasers will be emailed a confirmation.

In order to subscribe to purchase shares, a prospective investor must complete a Subscription Agreement, the form of which is filed herewith as Exhibit 4.1, and send payment by wire transfer or ACH. Investors must answer certain questions to determine compliance with the investment limitation set forth in Regulation A Rule 251(d)(2)(i)(C) under the Securities Act of 1933, which states that in offerings such as this one, where the securities will not be listed on a registered national securities exchange upon qualification, the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor's annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor's most recently completed fiscal year are used instead. We currently have no arrangements for the return of funds to subscribers if all of the shares of Class A common stock offered hereunder are not sold. Subscription funds which are accepted will be deposited into our own dedicated business account maintained by Wells Fargo Bank. We have no required minimum for this offering and therefore we may instruct Wells Fargo Bank to release funds held in business account, at any time.

The investment limitation does not apply to accredited investors, as that term is defined in Regulation D Rule 501 under the Securities Act of 1933. An individual is an accredited investor if he/she meets one of the following criteria:

•

a natural person whose individual net worth, or joint net worth with the undersigned's spouse, excluding the "net value" of his or her primary residence, at the time of this purchase exceeds $1,000,000 and having no reason to believe that net worth will not remain in excess of $1,000,000 for the foreseeable future, with "net value" for such purposes being the fair value of the residence less any mortgage indebtedness or other obligation secured by the residence, but subtracting such indebtedness or obligation only if it is a liability already considered in calculating net worth; or

•

a natural person who has individual annual income in excess of $200,000 in each of the two most recent years or joint annual income with that person's spouse in excess of $300,000 in each of those years and who reasonably expects an income in excess of those levels in the current year.

An entity other than a natural person is an accredited investor if it falls within any one of the following categories:

•

an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended, (i) if the decision to invest is made by a plan fiduciary which is either a bank, savings and loan association, insurance company, or registered investment adviser; (ii) if such employee benefit plan has total assets in excess of $5,000,000; or (iii) if it is a self-directed plan whose investment decisions are made solely by accredited investors;

•

a tax-exempt organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust or a partnership, which was not formed for the specific purpose of acquiring the securities offered and which has total assets in excess of $5,000,000;

•

a trust, with total assets in excess of $5,000,000, which was not formed for the specific purpose of acquiring the securities offered, whose decision to purchase such securities is directed by a "sophisticated person" as described in Rule 506(b)(2)(ii) under Regulation D; or

•	certain financial institutions such as banks and savings and loan associations, registered broker-dealers, insurance companies, and registered investment companies.

Ijascode team is preparing the materials to be sent via email to persons who have submitted non-binding indications of interest and posted on IJASCODE websites.

The company has partnered with Stripe Online Payment Processing Merchant Company (www.stripe.com) to accept, process, settle and reconcile, and manage incoming payment from domestic or international transactions. Stripe's pre-processing layer helps our company to process every transaction through multi-regional direct connections to the major card networks, including Visa, Mastercard, and American Express.

Stripe Company Security Features:

•	Stripe is a PCI Service Provider Level 1 which is the highest grade of payment processing security.

•	Radar's algorithms adapt quickly to shifting fraud patterns
•	The 3D Secure standard, often known by its branded names like "Visa Secure" or "Mastercard Identity Check" aims to reduce fraud and provide added security to online payments.

Stripe Company Charges:

•	2.9% processing fee every time there is a transaction.

•	$2 per active account per month fee. It will be charged once per month and only for each active account.
•	$0.25 Payout fee: it will be charged every time money is transferred from Stripe account to our dedicated business bank account (Wells Fargo).

Ijascode Online Security and Billing Department Team will handle the following:

•	Maintain, monitor and process online payments through Stripe API integrated into Ijascode secured websites (www.ijascode.com, www.ijascoin.net and offering.ijascode.com).

•	Check underage investors and local investors for antimoney laundering reasons.
•	Gather all necessary information or clarification from investors for fraud prevention.
•	Administrative tasks such as, but not limited to, issuing of stocks certificate, processing payments for call-in investors, recording and reports.

Future Engagement Plan with Third-Party Broker/Dealer Company

Company's goal is to start with Regulation A, Tier 1 and if necessary, move to Tier 2. Prior to filing for Tier 2, we will engage with third-party company such as FundAmerica, a broker-dealer registered with the Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority (FINRA), to perform the following administrative functions in connection with the future offering:

•	contact us and/or our agents, if needed, to gather additional information or clarification from investors;

•	advise us as to permitted investment limits for investors pursuant to Regulation A, Tier 2;
•	provide us with prompt notice about inconsistent, incorrect or otherwise flagged subscriptions (e.g., for underage investors or anti-money laundering reasons);
•

serve as registered agent where required for state blue sky requirements, but in no circumstance will FundAmerica, LLC solicit a securities transaction, recommend our securities, or provide investment advice to any prospective investor; and

•	transmit the subscription information data to FundAmerica Stock Transfer, LLC, our transfer agent.

Selling Securityholders

Below is a table of the current beneficial holders of shares of Class A common stock of the Company who will sell to investors in this Offering. In addition, the selling securityholders will have the opportunity to sell a number of shares of such selling securityholder's shares of Class A common stock described below prior to the Company's sale of shares of Class A common stock, which may not exceed a number of shares representing 30% of the total amount of shares sold in this offering.

Security Holder's Name	Shares of Class A common stock Held Prior to Offering(1)	Shares of Class A common stock Offered for Individual Account	Shares of Class A common Owned By Individual Account After The Offering
Jayson Panopio(2)	10,372,277	2,776,530	7,595,747
Edilberto Partida(3)	6,633,783	1,105,920	5,527,863
Nelia Stearns(4)	300,000	30,000	270,000
Leon Holiday(5)	280,000	28,000	252,000
George Hill	150,000	15,000	135,000
Vic Obrador	105,000	10,500	94,500
Jacquala Shropshire	30,500	3,500	27,000
Linda Ann Housden	38,500	3,850	34,650
Joseph Bonilla	42,500	4,250	38,250
Elnora Estoque	37,500	3,750	33,750
Kenny Zaucha	62,000	6,200	55,800
Julie Guirao	62,500	6,250	55,250
Wilfredo Romero	62,500	6,250	56,250
Total	18,177,060 (6)	4,000,000 (7)	14,177,060 (8)

(1)

The shares set forth in this table are shares of the Company’s Class B common stock, but pursuant to the Company’s Certificate of Incorporation any transfer of shares of Class B common stock (except with respect to certain permitted transfers described therein), including any transfer in connection with a selling securityholders’ sale of shares of Class B common stock in this offering, shall cause such shares of Class B common stock to automatically convert into shares of Class A common stock on a 1-for-1 basis.

(2)	Jayson Panopio is our Chief Executive Officer.
(3)	Edilberto Partida is our Chief Sales and Marketing Officer.
(4)	Nelia Stearns is our Chief Financial Officer.
(5)	Leon Holiday is our Chief Security and Compliance Officer.
(6)	18,177,060 is ONLY a portion of Company's Class B common stock outstanding shares of 33,826,200.
(7)	The total number of shares sold by selling securityholders in this offering may not exceed a number of shares representing 30% of the total amount of shares offered.
(8)	14,177,060 is the total number of shares owned by the selling securityholders after this offering.

USE OF PROCEEDS

We estimate that, at a per share price of $1.00, the net proceeds from the sale of the 20,000,000 shares in this offering will be approximately $15,875,000, after deducting the estimated offering expenses of approximately $125,000 and accounting for the shares of Class A common stock that may be sold in this offering by certain selling securityholders as discussed below.

The net proceeds of this offering will be used primarily to fund the effort for product development, advertising and marketing, general corporate purposes including working capital and to facilitate our future access to the public equity markets. See "Management's discussion and analysis of financial condition and results of operations-Liquidity and capital resources" for additional information regarding the use of our working capital.

Certain selling securityholders in this offering, including our Chief Executive Officer, Co-founder, Executives and Shareholders, may be entitled to receive up to 30% of the aggregate net proceeds resulting from the sale of shares of Class A common stock in this offering. For more information about Ijascode Shareholders and Founder's equity holdings in the Company, including his and other selling securityholders' intention to sell certain shares of Class A common stock in this offering, please see the section entitled, "Plan of Distribution and Selling Securityholders."

We may also use a portion of the net proceeds to acquire or invest in complementary businesses, technologies or assets. However, we have no present commitments or agreements to enter into any acquisitions or make any such investments.

Our management will have significant flexibility in applying the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of such net proceeds. The goal with respect to the investment of these net proceeds will be capital preservation and liquidity so that these funds are readily available to fund our operations.

Accordingly, we expect to use net proceeds of $16,815,000 as follows:

	Amount(1)	Percentage
Research, development and testing	$1,244,000	7.83%
Design and development	$2,083,000	13.12%
Marketing and Promotions	$3,708,000	23.36%
Inventory	$3,528,000	22.22%
Working capital (2)	$5,312,000	33.47%
TOTAL	$15,875,000	100%

(1)

This table assumes that the Company and certain selling securityholders sell an aggregate of 20,000,000 shares of Class A common stock in this offering, of which such selling securityholders are entitled to receive up to 30% of the aggregate net proceeds from this offering. For more information about the selling securityholders' intention to sell certain shares of Class A common stock in this offering, please see the section entitled, "Plan of Distribution and Selling Securityholders."

(2)

A portion of working capital will be used for officers' salaries. For more information about salaries that we currently pay and expect to pay to our officers, please see the section entitled, "Compensation of Directors and Executive Officers."

The foregoing information is only an estimate based on our current business plan. We may find it necessary or advisable to re-allocate portions of the net proceeds reserved from one category to another, and we will have broad discretion in doing so. Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

BUSINESS

Our Business

Globally, customers on the one side, and business owners, professionals like lawyers and doctors, network marketers and direct sellers, on the other side, rely on the traditional way of advertisement. In former times, traditional marketing was the most popular method of hitting the market for more exposure, particularly in the form of television, radio and magazine, which is very expensive, lack of timeliness, harder to target audience, less information and most of the time it is very slow and ineffective because of the obvious reasons that the majority of the populations are in fast-phase Digital Marketing.

Generating enough traffic and leads was the top marketing challenge - "State of Inbound Report". Opposite Diagram is a list of challenging marketing processes. Clearly, business owners and marketers are struggling with producing enough demand for their content because of those challenges, enough reasons for lots of entrepreneurs to file bankruptcy and quit on things they said they love to do.

And as the year's progress and competition stiffen, this will only become truer. With so many options of platforms for marketers to publish their content and even more ways to promote it, it's hard to know where to focus your efforts into.

These traditional approaches have drastically and continuously been replaced by new and smart marketing systems, and Ijascode is one of the unique options. What if there is a completely different way of broadcasting your business anywhere you go, a system that utilizes Digital Wireless HandsOff Marketing System to promote whatever you do, faster, effortless and as rewarding as possible for you as a business owner and for your valued customers, would you be interested? Well, we believe so.

Device/Product Name	Product Photo	Signal Range	Features
HandsOff Proximiner Wearable Smartwatch		Up to 70 meters

* Promote business website anywhere through BLE Technology

* Send signal to IjasApp Mobile App to mine IjasCoin Tokens Daily

* Track pedometers such as steps, calories and heart-rate

* Support 4G for calling and texting

* Operate independently

* Rechargeable battery through USB charger

* Promote All Types of Business Website (Secured/Unsecured Site)

* Hooked up to Auto-responder Follow Up System

HandsOff Proximiner Broadcaster		Up to 120 meters

* Promote business website anywhere through BLE Technology

* Send signal to IjasApp Mobile App to mine IjasCoin Tokens Daily

* Longer Signal Range up to 120 meters

* Operate independently

* Replaceable battery and can last up to 8 months

* Configurable parameters

* Promote All Types of Business Website (Secured/Unsecured Site)

* Hooked up to Auto-responder Follow Up System

HandsOff Proximiner Pet Tracker (Available Soon)		Up to 120 meters

* Promote business website anywhere through BLE Technology

* Free Pet Monitoring through Bluetooth Low Energy (BLE)

* Send signal to IjasApp Mobile App to mine IjasCoin Tokens Daily

* Longer Signal Range up to 400 meters / Configurable parameters

* Operate independently

* Replaceable battery and can last up to 8 months

* Promote All Types of Business Website (Secured/Unsecured Site)

* Hooked up to Auto-responder Follow Up System

HandsOff Proximiner Solarcaster (Available Soon)		Up to 120 meters

* Promote business website anywhere through BLE Technology

* Solar powered battery and can last up to 2.5 years

* Send signal to IjasApp Mobile App to mine IjasCoin Tokens Daily

* Longer Signal Range up to 100 meters / Configurable parameters

* Operate independently

* Energy saving mode

* Promote All Types of Business Website (Secured/Unsecured Site)

* Hooked up to Auto-responder Follow Up System

23

How Ijascode HandsOff Marketing System Works?

Our device is FCC and CE certified (Conformite Europeene Cert. #: CTL1512223777-W and FCC Certified ID #: 2ACN3-PC063), it is safe, tested and supported by Google & Apple Technology. These cutting-edge HandsOff devices are capable of broadcasting and sending custom-notifications to any nearby mobile or tablet devices around you about your business website or URL that contains very valuable information such as your products and services, every day promotions, sales and discounts, coupons, company events, fundraising events, restaurant offers and deals, professional services, church events and ministries, youtube channel, facebook links or anything you are running online that you would love to share in public for whatever good reasons, we can help you!

Ijascode Use-case Scenario

Would it be nice that everytime you order your favorite coffee or thin-crust pizza you receive discounts or coupons and accumulate FREE reward tokens where you can use to exchage for different perks suchs as, but not limited to, t-shirts, coffee mugs, gift certificate, vacation certificate, air plane ticket and more Ijascode stuff?

For an instance, ABC company buy Ijascode product and services. We equip ABC company with an Ijascode proximity device or smartwatch wearable that is capable of sending BLE (Bluetooth Low Energy) signal to any Bluetooth-enabled mobile or tablet device, which is 2.50 billion or more users worldwide, ABC can use IjasApp Mobile Free App and offer it to all customers to download and use so they receive ABC's promotions, discounts or coupons everyday, 24/7 within the proximity or even anywhere for as long as they have the IjasApp installed. The signal radius can go up to 120 meters in an open-air place, enough to cover the entire football stadium. We also offer FREE landing or capture page to simplify and summarize the benefits that the ABC offers. This landing page is hooked up to the Ijascode Auto-responder system to funnel, qualify and then follow up your leads. ABC also has full access to use and offer Ijascode free mobile app to their valued customers to download and receive ABC's daily or weekly promotions, discounts and coupons, and since ABC is part of Ijascode Nation, all Ijascode members, any Ijasapp users will get the chance to see what ABC if offering, anytime.

And here is the most exciting part of it, anyone will have to visit ABC's business place because not only they are getting discounts or coupons or promotions but also everyday they connect to proximity device or wearable signal, they start digitally mining and accumulate incentivized reward-digital IjasCoin Utility Tokens, and then exchange them within Ijascode e-commerce store for cool items such as coffee mugs, t-shirts, free gift card, gas card, vacations, hotel rooms, airplane tickets and more items to come. Each token represents an imaginary certain level of Ijascode products and services whereby a certain quantity of IjasCoin can also be exchanged for Ijascode marketing solutions in the form of digital tokens.

Ijascode offers significant savings compared to the traditional ways of promoting businesses. We also do our best to deliver orders as fast as we can to ensure that your business will be promoted right away, anytime and anywhere you go. We offer 15 days money-back guarantee on any of our packages including our flagship HandsOff and Wearable devices.

Why Not, right?

We can help anyone promote their business ideas and we can literally advertising anything under the sun with confidence, you name it, whether it's a house for sale, real-estate listing, paintings, dollar store, direct selling, network marketing, coffee shop, restaurant, handyman services, youtube channel, blogs, events, church fundraising events and services, catch of the day, happy hour specials, deals, sales and promotions, or anything that anyone could think of, they can bring it to life, we broadcast it to the public.

Ultimate Goal of Ijascode

Our ultimate goal, as illustrated from the image above, is to tap into multiple industries including but not limited to marketing and advertisement, ecommerce, pet community, music, health and non-profit organizations, and utilize our token to speed things up by rewarding every (PoW) "Proof of Work" of each and every one within the Ijascode community.

24

Our Unique Features

A) Tremendous Savings - Normally, business owners spend an average of $300 USD up to $3,000 USD per monthly on advertisement and marketing. Our Forlife package or Fiesta package can offer for-life coverage of advertisement, as long as Ijascode is operating, and that alone could easily help any company to have a potential $18,000 to $30,000 USD savings every end of the year.

B) 100% FREE Mobile Application - We offer 100% FREE Mobile App (IOS/ANDROID) for you to promote your weekly promotions and sales, events, youtube channel, business landing pages or any website through our unique HandsOff or Wearable devices. On the other hand, your valued customers or anyone nearby will be able to access and see your business easily, anytime just by simply downloading this FREE Mobile App.

C) HandsOff Wireless Broadcaster - With Ijascode HandsOff or Wearable devices, would it be beneficial for you promoting your awesome business to any nearby device through advanced wireless technology? Less talking, no disturbing or pressuring your customers or anyone to see and advertise your happy-hour promos, catch of the day, new released products and services or even coupons.

D) Promote Anywhere - The expectation is that the Ijascode FREE application will be utilized globally because of its tremendous benefits for all registered users and business owners and with the help of our strong referral program. Imagine the possibilities, that you can go anywhere in the world and start broadcasting and promoting your awesome business at the airport, stadium and crowded places.

E) Bring Your Idea to Life, We Promote It! - Anything that you do or passionate about, we can promote! Whether it's a personal website about cooking your favorite recipes, digital biodata, youtube channel, facebook account, church events or service schedule, we can utilize your website URL or we can create a FREE landing page for you because we can and we love to give.

B) 100% FREE Mobile Application - We offer 100% FREE Mobile App (IOS/ANDROID) for you to promote your weekly promotions and sales, events, youtube channel, business landing pages or any website through our unique HandsOff or Wearable devices. On the other hand, your valued customers or anyone nearby will be able to access and see your business easily, anytime just by simply downloading this FREE Mobile App.

F) You Help Your Valued-Customers By Sharing Our Free App, We Reward You Both! - At Ijascode, we always give back to our affiliates and customers. So, while using our FREE IjasApp Mobile App and enjoy those discounts and coupons you can get access with, you also earn Reward Digital Tokens every time you visit any business places partnered with Ijascode and connect to the closest proximity wearables or devices nearby.

Ijascode Products and Services

A) Ijascode HandsOff Proximiner Device (120 Meter Signal Range)

B) Ijascode HandsOff Proximiner Smartwatch Wearables (70 Meter Signal Range)

SOLO PACK
$329.99 / 90 DAYS

90 DAYS SOLO PACK
$329.99 ONLY

- 1 Business Account/90 Days
- 1 Awesome Smartwatch
- Up to 70 Meter Range Signal
- FREE IjasApp Receiver
- 4G Smartwatch
- Quad Core 1GB/8GB ROM
- 2MP Front Camera
- Estimated Heart Rate/BP
- Estimated Steps
- IP67 Waterproof/Dust-proof
- High Quality Silica Gel Strap
- Bluetooth/GPS/WiFi
- Promote Business Anywhere
- Auto-Responder Account
- 1 Landing Page
- One-Time Payment
- Maint. Fee After ($29.99)
- One-Time Setup Fee ($35)
- 250 IJC Reward Tokens
- Unlimited Support

BUY PACKAGE NOW!

LOVER'S PACK
$629.99 / 1 YEAR

LOVERS PACK
$629.99/1 YEAR

- 1 Business Account/1 Year
- 2 Awesome Smartwatch
- Up to 70 Meter Range Signal
- FREE IjasApp Receiver
- 4G Smartwatch
- Quad Core 1GB/8GB ROM
- 2MP Front Camera
- Estimated Heart Rate/BP
- Estimated Steps
- IP67 Waterproof/Dust-proof
- High Quality Silica Gel Strap
- Bluetooth/GPS/WiFi
- Promote Business Anywhere
- Auto-Responder Account
- 4 Landing Pages
- One-Time Payment
- Maint. Fee After ($29.99)
- One-Time Setup Fee ($35)
- 1,000 IJC Reward Tokens
- Unlimited Support

BUY PACKAGE NOW!

TRIO PACK
$1,529.99 / 3 YEARS

TRIO PACK
$1,529.99/3 YEARS

- 1 Business Account/3 Year
- 3 Awesome Smartwatch
- Up to 70 Meter Range Signal
- FREE IjasApp Receiver
- 4G Smartwatch
- Quad Core 1GB/8GB ROM
- 2MP Front Camera
- Estimated Heart Rate/BP
- Estimated Steps
- IP67 Waterproof/Dust-proof
- High Quality Silica Gel Strap
- Bluetooth/GPS/WiFi
- Promote Business Anywhere
- Auto-Responder Account
- 50 Landing Pages
- One-Time Payment
- Maint. Fee After ($29.99)
- One-Time Setup Fee ($35)
- 3,000 IJC Reward Tokens
- Unlimited Support

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$1,829.99 / FORLIFE

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- Up to 70 Meter Range Signal
- FREE IjasApp Receiver
- 4G Smartwatch
- Quad Core 1GB/8GB ROM
- 2MP Front Camera
- Estimated Heart Rate/BP
- Estimated Steps
- IP67 Waterproof/Dust-proof
- High Quality Silica Gel Strap
- Bluetooth/GPS/WiFi
- Promote Business Anywhere
- Auto-Responder Account
- Unlimited Landing Pages
- One-Time Payment
- Maint. Fee After ($29.99)
- One-Time Setup Fee ($35)
- 8,000 IJC Reward Tokens
- Unlimited Support

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IJASCODE COMPANY MISSION STATEMENT

To help business owners, professionals, direct sellers, networkers or anyone who wants to PROMOTE their BRILLIANT IDEAS through our HandsOff Marketing System, effortlessly. Reward everyone using IjasApp Mobile App fueled by the latest Incentivized Digital Token under Ethereum Blockchain System. To serve as a VEHICLE for anyone looking for a unique marketing business-model to achieve their business goals and be the company that truly cares and reward people beyond their expectations.

Goals and Objectives

1. Business Profitability Objectives
To run a profitable operation by increasing revenue while limiting expenses. Increase annual sales by 20 percent or landing 10 new accounts or customers each month. Open Ijascode abroad to help more people with their businesses and develop new products to offer more service to people. Find a new operating facility that decreases rent by $300 a month or cut monthly utility bills by 15 percent.
2. Customer Service Objectives
As much as possible, at Ijascode, we try to respond right away to all calls and concerns and so our ultimate goal when it comes to customer service is to reduce complaints by 50 percent over one year or to improve resolution times to customer complaints to a minimum of one business day. To meet customer service goals, objectives including increasing our customer service staff from two to five workers by the end of the year 2019. Update and implement a policy where customers are guaranteed to receive a return phone call before the end of the business day.
3. Retention of Customers
The overall goal is to improve customer retention by measuring the current turnover rate, cancelations, and disputes. Improve the quality of service by providing 99.99% working device and wearables all the time, update online back office user control to simplify landing page customization and speed up the Mautic system to speed up loading time and monitoring system, and enhance delivery and shipping time. Conduct training for customer-service staff to better serve our customers and improve communication skills.
4. Retention of Employees/Affiliates
Implementing a training program that details new-hire or new affiliate activities for the first 90 days on the job. Conduct a one-on-one bi-weekly meeting with employees in an effort to build rapport and find out what's on their mind.
5. Efficiency of Operations
To become more efficient in business operations as a way to increase productivity. To improve efficiency, by setting a goal of increasing shipping times from 7 days to 5 days. To meet this goal, Ijascode will include finding a new shipper or improving production times to have units ready to ship before 10 a.m. each morning.
6. Growth of the Business
To grow our business operation, we need to open abroad. Not only it will benefit many people but it also will help the company to have a solid financial status by opening Ijascode Global. To start off, Ijascode is aiming to open in Canada, Mexico, Philippines, and El Salvador within a two-year period.

Industry

Ijascode is the very first company in the market who combined wearable smartwatch that monitors health such as steps, calories, blood pressure test and at the same time the ability to promote any type of business through IjasApp free downloadable mobile app. And within a few months from now, a pet monitoring system that should be able to track and locate lost pets using our cutting edge IjasApp Mobile app that connects to customized pet RF tracking collar wherever they go. And the cool thing about it is, anyone would like to find and locate lost pets because not only they will help the community but also, they will receive digital reward token as incentivized points and that means more happy pet owners and a win-win situation for the company and IjasApp users. Imagine walking around with IjasApp on your mobile phone and you receive a discount for your morning coffee run, would that be something you would like to get every day? This will definitely be something that the community would like to try and invite others to earn more incentives and bonuses at the same time.

25

TARGET MARKET

Our target markets are different individuals from different industries such as marketing, mobile, e-commerce, pet, health, wearables, crypto industry, and non-profit organizations, and combine them in one platform called Ijascode System. Ijascode utilizes the power of Mobile App, and so we designed and continuously improving our app called "IjasApp Physical Web".

According to the 2017 Mary Meeker report, the number of hours spent on the internet is still increasing each year, but the split between desktop and mobile is becoming more and more pronounced. In 2019, Americans were spending 3+ hours per day on mobile (that's 10 times more than in 2008) and just 2.2 hours per day on a desktop or laptop (no change since 2008). The number of mobile app downloads each year has been steadily increasing. In 2017, there were 178 billion app downloads. That number is projected to grow to 205 billion this year, and 258 billion in 2022-a 45 percent increase over five years. In 2019, the total revenue from mobile app downloads, advertising, and in-app purchases was $88 billion-this number is projected to pass $188 billion in 2020. A 113 percent increase over four years may sound crazy, but the numbers reflect that consumers are becoming more attached to their mobile devices and more comfortable making in-app purchases. The split between mobile app usage and mobile web usage is becoming more lopsided. In 2017, smartphone and tablet users spent 87 percent of their time in apps. This means that for every hour spent on the web, users were spending nearly seven hours using mobile apps.

We, at Ijascode, have experienced and understood the power of mobile app marketing industry, and so we developed IjasApp Physical Web as a FREE utility app to bring more value, benefits and never-ending reward for anyone every time they touch that mobile screen. Remember those days where you were running around at the park hunting for Pokemon with your pajamas? Well, with Ijascode, this time you hunt for Ijascode Proximiner beacon device nearby, while enjoying your food with your favorite restaurant or shopping at the mall and be rewarded every time you visit your usual market place and do what you love to do.

Whether you just want to earn and collect IJC Tokens using Proximiner device or as a Business Owner wanting to do both advertising and mining at the same time, YOU and YOUR Customers will always enjoy the benefits of having IjasApp in your smartphone or tablet. Just turn it on, and you are on your PROXI-PRENEUR journey.

This is the beauty of Ijascode, we don't pick and choose, and we are not a treat to any company because everybody wants to promote something, and that's what we do. We can help anyone to promote anything whether it's about traditional business, online business, blogging, dating sites, professional services or new ideas, we can literally advertise anything under the sun with confidence, you name it, from a house for sale to real-estate listing, paintings, dollar store, direct selling, network marketing, coffee shop, restaurant, handyman services, youtube channel, blogs, events, church fundraising events, and services, catch of the day, happy hour specials, deals, sales, and promotions, or anything that anyone could think of, they can bring it to life, we broadcast it to the public.

Intellectual Property

Trademark and Trade Name

We have filed trademark for our main company name "Ijascode HandsOff Marketing System" with order #69559 and "Proximiner - Incentivized Proximity Broadcaster" with order #69601. We operate under the domains ijascode.com, ijascoin.net, handsoffmarketing.com.

Competition

The current market for mobile utility applications is highly competitive and we expect it to remain competitive. There are currently several large companies who provide almost similar applications and we expect several more competitors to enter into this market in the next few years. Well established competitors include Snapchat, WhatsApp, Facebook Messenger and iMessage.

Software and Development

Our ability to compete depends in large part on our continuous commitment to research and development, our ability to rapidly introduce new features and functionality, and our ability to improve proven applications for established markets in which we have competitive advantages. We work closely with our customers to continuously enhance the performance, functionality, usability, reliability and flexibility of IjasApp utility mobile app.

Our software and development team is responsible for the design enhancements, development, testing and certification of our applications. In addition, we may utilize third parties for our automated testing, managed upgrades, software development and other technology services. Our software and development expenses were approximately $45,000 in fiscal year 2018 and will go up more before the end of 2019 fiscal year. We currently have both Android and IOS version available. Under development are pet monitoring, ecommerce, business rating and promotions, and live chat.

Operational Strengths

Experienced Leadership

We have assembled a senior management and development team with significant experience in the area of web and mobile development, finance, sales and marketing, and business management.

Ijascode is a team of seasoned business owners, engineers and successful marketers with more than 25 years of combined-experience.

Our CEO Mr. Jayson Panopio has a long track record in software engineering, system administration, windows and web development, and used to work from well-known fortune 500 companies such as Monsanto Corporation, Wellpoint Anthem Blue-Cross, Affinity Group, and almost 8 years with the Federal Government. Mr. Panopio was also a former Senior Vice President of one of the fastest-growing Direct Selling company in USA, and so that experience alone enhanced his knowledge, connection and ability to help and handle large group of leaders, entrepreneurs and marketers, effectively.

26

Stock-Based/Unit-Based Compensation

We measure our employee stock-based/unit-based compensation expense as of the grant date, based on the estimated fair value of the award, and recognize it as an expense, net of estimated forfeitures, over the requisite service period. We amortize stock-based/unit-based compensation expense on a straight-line basis over the requisite service period for the entire award, which is generally four years; however, certain provisions in our equity incentive plan provide for shorter and longer vesting periods under certain circumstances.

We estimate the fair value of stock options, incentive units, warrants and other equity-based compensation using a Black-Scholes-Merton option pricing model on the date of grant. The Black-Scholes-Merton option pricing model requires the input of subjective assumptions, including the risk-free interest rate, the expected dividend yield of our common stock, the expected volatility of the price of our common stock and the expected term of the option. These estimates involve inherent uncertainties and the application of management's judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future. See Note 9 to our Consolidated Financial Statements included elsewhere in this Offering Circular for information concerning certain of the specific assumptions we used in applying the Black-Scholes-Merton option pricing model to determine the estimated fair value of our employee unit-based compensation and warrants granted in 2014 and 2018.

To determine the fair value of our common stock underlying option grants our board of directors considered, among other things, input from management and contemporaneous valuations of our common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2004 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our board of directors intended all options granted to be exercisable at a price per share not less than the per-share fair value of our common stock underlying those options on the date of grant. The per share common stock value was estimated by allocating the enterprise value using either the option pricing method or a hybrid of the option pricing method and probability-weighted expected return method.

On June 10, 2019, our board of directors approved the grant of options to purchase 1,533,000 shares of the Company's Class A common stock with an exercise price of $0.40 per share to certain sales agents and affiliates of the Company.

Growth Strategy

We plan to grow both organically and through strategic acquisitions. Our growth strategy includes enhancing our products and services to grow our customer base and enter the global market. We plan to further increase our brand awareness and build trust with our users through increased public relations, social media, and advertising. Our growth begins with improved products and new services. Improved products and new services will assist us in appealing to a large and diverse customer base. For example, our recently introduced "proximining" and "business search, rating and comment" features in IjasApp provides critical functionalities for users allowing them to mine and accumulate IjasCoin reward tokens, and search for the nearest Ijascode business place wherever they go. We plan to create services tailored to corporate clients, which we believe will create a new market with businesses. We also plan to offer IjasApp in versions compatible with languages other than English allowing us to expand into the non-English speaking market. We believe there is significant opportunity to expand our relationship with existing customers by selling additional products and services such as mobility applications, secure business communication services, and secure social networking. In addition to continuing to develop our solutions organically, we regularly evaluate strategic opportunities and anticipate that we will selectively pursue acquisitions of, and strategic investments, in businesses and technologies that will strengthen and expand the features and functionality of our solutions or provide access to new customers. Additionally, we have also identified long-term opportunities in services other than mobile messaging where we believe we can utilize our technology and resources. We intend to continue to introduce new applications, as well develop additional features and capabilities for IjasApp Mobil App.

Legal Proceedings

We are not currently involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company, threatened against or affecting our Company, our Common Stock, or our officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Operations Plan

Ijascode is currently operating the majority in California, USA area. We have been dominating, particularly in the cities such as Ventura, Camarillo, Los Angeles and Oxnard areas where our business affiliates are operating and direct selling. Our office is located at 333 N Lantana St Suite#126 Camarillo CA 93010 USA. Our device and wearables are being manufactured abroad, in China, to save on expenses and lower maintenance cost, however, everything is being quality-checked and designed in-house.

27

Marketing Plan

Unique Selling Proposition

In Ijascode, our forte is to promote any business, effortlessly, and so our USP is to tell everybody that Ijascode can help to broadcast the "Great Message or Ideas" to the world and "Share it With No Fear". Ijascode believe that we have something very unique to promote any type of business with NO FEAR, because we believe and we have the right team and technology to do so.

Pricing & Positioning Strategy

Our pricing is very affordable and competitive but still maintain the classy-uniqueness of what we offer. With Ijascode business owners can save up to 40% to 50% of their Marketing Expenses every year. Our packages are meticulously designed to benefit business owners and customers without compromising the essence and importance of great marketing system.

Special Offers

We always have something special every day, weekly and monthly promotions, and during event special promotions to ensure that interested leads will always get the best deal and take actions right away. We understand that power of discounts, coupons and strong promotions to attract more customers and refer more business to us.

Marketing Materials

Although Ijascode is a Marketing Company who believe and rely heavily on digital marketing, we also take advantage the power and availability of internet and social media, and minimal usage of the traditional tools such as brochure, banners and paper adz.

Promotions Strategy

We do lots of Promotional Events, Expos, Weekly presentations and Social media Adz using our Ijascode Promotional Videos. This offering, if we get more investors to participate, we are planning to invest on our own tools and hire promotional and marketing personnel to focus on designing video advertising and editing, and produce high quality video rendering.

Online Marketing Strategy

* - We do "Keyword Strategy" to identify what keywords we would like to optimize our website for.
* - We use (SEO) Search Engine Optimization Strategy to document updates that we will make to the Ijascode website so it shows up more prominently for our top keywords.
* - Paid Online Advertising Strategy to write down the online advertising programs we use to reach target customers.
* - Social Media Strategy helps us to document how we use social media websites to attract customers.
* - We have an Auto-Responder system that monitors website activities like hits and clicks, and generates analytical reports.

Conversion Strategy

At Ijascode we continue improving our sales scripts to boost conversions. Likewise, we do social proof showing testimonials of past clients who were satisfied with our company.

Joint Ventures & Partnerships

We open-doors to any qualified companies to joint-ventures with us to give more value and benefits to Ijascode customers. We can definitely adapt to today's partnership strategy and collaborations for the benefit of both company's valued customers.

Referral Strategy

We have a very strong referral program to allow our customers to help their friends and family and at the same token make some serious referral commissions. They can start as a regular customer and then apply to be an Ijascode Affiliate and go through qualification process that the company put into place. The customer must agree to all Ijascode Terms and Policy and must qualify first to be an Official Ijascode Affiliate. We do this process to avoid some cross-recruiting conflicts with our business partners and customers, and only allow those who are qualified with clean intention, not to bring any harm into the company.

Strategy for Increasing Transaction Prices

We have very affordable and competitive package prices however we also acknowledge the marketing demands and it's not cheap either. So, we always study the market and ensure that our prices are not too low or too high.

Retention Strategy

By using retention strategies such as a monthly e-newsletter or customer loyalty or incentive program, Ijascode can increase revenues and profits by getting customers to purchase from us more frequently over time.

Financial Projections

We heavily do promotions all the time and this is what we love to do in Ijascode. This means expenses, hard work and dedication. We are willing to spend good amount of money because we are 100% sure it will definitely help Ijascode financially. Our goal is to triple the production and customers, multiple Ijascode promotional and product events, more qualified affiliates joining us, millions of IjasApp downloads within 2 years and generate an income of at least $500 Million within 3 to 4 years.

28

Sales Forecast

Our main goal is to help all businesses and customers, and enjoy every products and services that the Ijascode Company is offering. We strongly believe that with our very unique HandsOff Marketing platform and Incentivized Digital-Reward System the vast majority of mobile or tablet users will utilize and take advantage of it.

Within 3 years our goal is to bring Ijascode to a whole different level tapping into digital marketing, pet monitoring, smartwatch and wearable industry.

We forecast that within 36 months we can reach a particular goal all together with very aggressive and strong leadership, secured and user-friendly online system, new talents such as system, web and mobile app engineers, strong RandD (Research and Development Team), well-trained staff and sales agents, comfortable working place as office, advanced system and equipment and of course enough funding, we believe it is attainable.

3 Years Forecast Breakdown

* - The amount of at least $15,875,000 capital as startup-company is needed in order to sustain monthly expenses to run the office, staff and executive payroll, current and new projects, new talents, advanced mobile app and web design, and system upgrades as stated at "Use of Proceeds" section.
* - Sell a total of 84,000 Ijascode Packages by the first-quarter of 2021 including all available products and services as of the moment, to reach $50,000,000 plus total sales goal..
* - Each month our sales will grow by at least 800% to 1000%.
* - Business will grow by 84,000 customers each month.
* - Business will have monthly expenses from $25,000 going up to $150,000 including payroll, office expense and other expenses.
* - Expenses will increase each year by 5%.
* - Business will have 150 to 200 employees by year 2021 and 2,500 active Ijascode affiliates (some affiliates are considered as customers too).
* - Non-exempt employees will be paid $2,400 per month and each year their wages will increase by at least 3%.
* - Exempt employees and executive positions will be paid very competitively each month base on experience and qualifications.
* - Every $100 spent on marketing will produce 150 new customers.
* - A salesperson can sell 45 to 50 packages each month.
* - Sales commissions paid to the salespeople will be averaging to 25% of each sale.
* - The cost of the goods we use to create each unit of the product costs $25 for each Handsoff Device and $100 for wearable smartwatch.
* - Customers will be billed $35 one-time setup fee, package price (from $199.99 to $1829.99) and then monthly maintenance fee of $29.99.
* - It will take 3 business days to receive upfront payment from customers and then the monthly subscription.
* - Taxes will be 7.5% per month, based on California USA TAX.
* - If we can launch the pet monitoring system, ecommerce and Ijastablet project right away, it would create a huge positive impact to the financial health of the company by 50 to 60%.

DESCRIPTION OF PROPERTY

We rent 1,200 square feet of office space located at 333 N Lantana St. Suite# 126 Camarillo, Ca 93010 for $1,050 per month on a monthly basis. We believe that this office space is adequate for our current operations.

29

MANAGEMENT’S DISCUSSION AND ANAYLYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management's current expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this offering circular, particularly on page 3 entitled "Risk Factors".

Plan of Operations

Summary of Statements of Operations for the Six months ended June 30, 2019, Year Ended December 31, 2018 and the period from September 29, 2017 (inception) through Year Ended December 2017:

	Six Months Ended June 30, 2019	Year Ended December 31, 2018	Period from September 29, 2017 (inception) through December 31, 2017
Revenue	$9,675	$62,293	$25,773
Cost of Sales	$2,400	$20,849	$7,502
Gross Profit	7,275	41,444	18,271
Operating expenses	$73,570	$83,293	$30,159
Loss from operations	$66,295	$41,849	$11,888
Other income (expense)	$2,061	$5,400	$307
Net loss	$81,617	$54,849	$16,995
Loss per common share – basic and diluted	$0.11	$-	$-

Revenues

For the six months ended June 30, 2019 the company generated a revenue of $9,675, for the year ended December 31, 2018 a revenue of $62,293 and for the period from September 29, 2017 (inception) to December 31, 2017, we generated $25,773 revenue. Majority of the company's revenues came from sales of our flagship proximity marketing products and services.

Cost of Sales

For the six months ended June 30, 2019 the company's cost of sales was $2,400, for the year ended December 31, 2018 our total cost of sales was of $20,849 and for the period from September 29, 2017 (inception) to December 31, 2017, it was $7,502 total cost of sales.

Gross Profit

For the six months ended June 30, 2019 the company had an estimated gross profit of $7,275 from products and services sales, a total gross profit of $41,444 for the year ended December 31, 2018 and a gross profit of $18,271 for the period from September 29, 2017 (inception) to December 31, 2017.

Operating Expenses

Operating expenses were $73,570, $83,293 and $30,159 for the six months ended June 30, 2019, for year ended December 31, 2018 and for the period from September 29, 2017 (inception) to December 31, 2017, respectively. The overall increase in operating costs is primarily attributable to an increase in compensation expenses, professional and consulting expenses, and software programming expenses and increase of approximately $6,000 in general and administrative expenses primarily for rent and office expenses during the year ended December 31, 2018.

Lost from Operations

For the six months ended June 30, 2019 the company's loss from operations increased to $66,295, for the for the year ended December 31, 2018 a loss from operations of $41,849 and for the period from September 29, 2017 (inception) to December 31, 2017, we have a total of $11,888 loss from operations.

Other Income

Other income expenses were $2,061, $5,400 and $307 for the six months ended June 30, 2019, for the year ended December 31, 2018 and for the period from September 29, 2017 (inception) to December 31, 2017.

Net Loss

For the six months ended June 30, 2019 the company has an estimated net loss of $81,617, a total net loss of $54,849 for the year ended December 31, 2018, and $16,995 for the period from September 29, 2017 (inception) to December 31, 2017.

30

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at December 31, 2018, compared to December 31, 2017:

	December 31, 2018	December 31, 2017	Increase/ (Decrease)
Current Assets	$33,353	$10,350	$23,003
Current Liabilities	$67,408	$35,561	$31,847
Working Capital Deficit	$34,055	$25,211	$5,186

At December 31, 2018, we had a working capital deficit of $34,055 as compared to working capital of $1,704 at December 31, 2017, a decrease of $25,211. The increase in working capital deficit is primarily attributable to the Company's continued operating losses for the year ended December 31, 2018 and an increase in short term debt obligations.

The following table summarizes total current assets, liabilities and working capital at June 30, 2019 compared to December 31, 2018:

	June 30, 2019	December 31, 2018	Increase/ (Decrease)
Current Assets	$35,304	$33,353	$1,951
Current Liabilities	$33,190	$67,408	$(34,218)
Working Capital Surplus (Deficit)	$2,114	$(34,055)	$36,169

At June 30, 2019, we had a working capital surplus (deficit) of $2,114 as compared to working capital deficit of $(34,055) at December 31, 2018, a decrease of $36,169. The decrease in working capital deficit is primarily attributable to the increase in cash from sale of our common B stock and increase in product sales.

Summary Cash flows for the year ended December 31, 2018 and 2017:

	Year Ended
	December 31, 2018	December 31, 2017
Net cash used in operating activities	$19,707	$4,403
Net cash used in investing activities	$5,293	$13,950
Net cash provided by financing activities	$44,000	$21,050

Summary Cash flows for the six months ended June 30, 2019 and 2018:

	Six Months Ended
	June 30, 2019	June 30, 2018
Net cash used in operating activities	$34,808	$19,707
Net cash used in investing activities	$10,520	$5,293
Net cash provided by financing activities	$58,054	$44,000

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. We have been funding our operations through the sale of our Class B common stock and product sales.

31

Loans

During the year ended December 31, 2018, we received a loan totaling $15,000 from Nelia Stearns, our Chief Financial Officer, that was unsecured, earn interest at 8% per annum, and were set to mature at various dates in 2019. On May 21, 2019, we received a loan totaling $16,000 from Leon Holiday, our Chief Security and Compliance Officer, that was unsecured, earn interest at 8% per annum, and then later on, were converted to 80,000 Common Class B stocks, at the price of $00.20 per share. We tried to avoid making too many loans as much as possible, however, if necessary, we will find the best lender in the market to request and execute a secured loan.

Here are some of the things included in the day-to-day operations plan:

Location

- our office, size wise, is fairly small and we need a medium to bigger space for business meetings, presentations, training and office staff.

Transportation

- we don't have that much issue with this matter; however, our plan is to expand and acquire our own vehicles to help us on product deliveries, moving equipment for events and presentations, company's meetings, and team building events and training.

Legal

- Often times, we ask our contact Lawyer for random legal questions and for filings legal documents. Within 1 year, we are planning to file multiple patent applications and so, it really makes sense to have a direct legal person available at any given time.

Inventory and Commitment

- We do not keep that much of stocks of our tangible products on site, and all our orders are being manufactured and processed in China, they only ship those devices over here for configuration on a per-order-basis. It doesn't cost us that much but our plan is to have our own warehouse to stock up, as much as we can, as the number of customers grows to avoid delays and program them beforehand to speed things up.

- We rent an office at 333 N Lantana St Suite#126 Camarillo CA 93010 USA. All our websites, subdomains and Handsoff Marketing Online System are under monthly subscriptions in a company called "a2hosting". Their website is www.a2hosting.com. Our main goal is to host the entire system in-house to save on operating costs, increase security and more control over our own documents, designs, websites, and files.

Off-Balance Sheet Arrangements

- As of June 30, 2019 and December 31, 2018, the Company had no off-balance sheet arrangements.

32

BUSINESS

Our Business

Globally, customers on the one side, and business owners, professionals like lawyers and doctors, network marketers and direct sellers, on the other side, rely on the traditional way of advertisement. In former times, traditional marketing was the most popular method of hitting the market for more exposure, particularly in the form of television, radio and magazine, which is very expensive, lack of timeliness, harder to target audience, less information and most of the time it is very slow and ineffective because of the obvious reasons that the majority of the populations are in fast-phase Digital Marketing.

Generating enough traffic and leads was the top marketing challenge - "State of Inbound Report". Opposite Diagram is a list of challenging marketing processes. Clearly, business owners and marketers are struggling with producing enough demand for their content because of those challenges, enough reasons for lots of entrepreneurs to file bankruptcy and quit on things they said they love to do.

And as the year's progress and competition stiffen, this will only become truer. With so many options of platforms for marketers to publish their content and even more ways to promote it, it's hard to know where to focus your efforts into.

These traditional approaches have drastically and continuously been replaced by new and smart marketing systems, and Ijascode is one of the unique options. What if there is a completely different way of broadcasting your business anywhere you go, a system that utilizes Digital Wireless HandsOff Marketing System to promote whatever you do, faster, effortless and as rewarding as possible for you as a business owner and for your valued customers, would you be interested? Well, we believe so.

Device/Product Name	Product Photo	Signal Range	Features
HandsOff Proximiner Wearable Smartwatch		Up to 70 meters

* Promote business website anywhere through BLE Technology

* Send signal to IjasApp Mobile App to mine IjasCoin Tokens Daily

* Track pedometers such as steps, calories and heart-rate

* Support 4G for calling and texting

* Operate independently

* Rechargeable battery through USB charger

* Promote All Types of Business Website (Secured/Unsecured Site)

* Hooked up to Auto-responder Follow Up System

HandsOff Proximiner Broadcaster		Up to 120 meters

* Promote business website anywhere through BLE Technology

* Send signal to IjasApp Mobile App to mine IjasCoin Tokens Daily

* Longer Signal Range up to 120 meters

* Operate independently

* Replaceable battery and can last up to 8 months

* Configurable parameters

* Promote All Types of Business Website (Secured/Unsecured Site)

* Hooked up to Auto-responder Follow Up System

HandsOff Proximiner Pet Tracker (Available Soon)		Up to 120 meters

* Promote business website anywhere through BLE Technology

* Free Pet Monitoring through Bluetooth Low Energy (BLE)

* Send signal to IjasApp Mobile App to mine IjasCoin Tokens Daily

* Longer Signal Range up to 400 meters / Configurable parameters

* Operate independently

* Replaceable battery and can last up to 8 months

* Promote All Types of Business Website (Secured/Unsecured Site)

* Hooked up to Auto-responder Follow Up System

HandsOff Proximiner Solarcaster (Available Soon)		Up to 120 meters

* Promote business website anywhere through BLE Technology

* Solar powered battery and can last up to 2.5 years

* Send signal to IjasApp Mobile App to mine IjasCoin Tokens Daily

* Longer Signal Range up to 100 meters / Configurable parameters

* Operate independently

* Energy saving mode

* Promote All Types of Business Website (Secured/Unsecured Site)

* Hooked up to Auto-responder Follow Up System

How Ijascode HandsOff Marketing System Works?

Our device is FCC and CE certified (Conformite Europeene Cert. #: CTL1512223777-W and FCC Certified ID #: 2ACN3-PC063), it is safe, tested and supported by Google & Apple Technology. These cutting-edge HandsOff devices are capable of broadcasting and sending custom-notifications to any nearby mobile or tablet devices around you about your business website or URL that contains very valuable information such as your products and services, every day promotions, sales and discounts, coupons, company events, fundraising events, restaurant offers and deals, professional services, church events and ministries, youtube channel, facebook links or anything you are running online that you would love to share in public for whatever good reasons, we can help you!

Ijascode Use-case Scenario

Would it be nice that everytime you order your favorite coffee or thin-crust pizza you receive discounts or coupons and accumulate FREE reward tokens where you can use to exchage for different perks suchs as, but not limited to, t-shirts, coffee mugs, gift certificate, vacation certificate, air plane ticket and more Ijascode stuff?

For an instance, ABC company buy Ijascode product and services. We equip ABC company with an Ijascode proximity device or smartwatch wearable that is capable of sending BLE (Bluetooth Low Energy) signal to any Bluetooth-enabled mobile or tablet device, which is 2.50 billion or more users worldwide, ABC can use IjasApp Mobile Free App and offer it to all customers to download and use so they receive ABC's promotions, discounts or coupons everyday, 24/7 within the proximity or even anywhere for as long as they have the IjasApp installed. The signal radius can go up to 120 meters in an open-air place, enough to cover the entire football stadium. We also offer FREE landing or capture page to simplify and summarize the benefits that the ABC offers. This landing page is hooked up to the Ijascode Auto-responder system to funnel, qualify and then follow up your leads. ABC also has full access to use and offer Ijascode free mobile app to their valued customers to download and receive ABC's daily or weekly promotions, discounts and coupons, and since ABC is part of Ijascode Nation, all Ijascode members, any Ijasapp users will get the chance to see what ABC if offering, anytime.

And here is the most exciting part of it, anyone will have to visit ABC's business place because not only they are getting discounts or coupons or promotions but also everyday they connect to proximity device or wearable signal, they start digitally mining and accumulate incentivized reward-digital IjasCoin Utility Tokens, and then exchange them within Ijascode e-commerce store for cool items such as coffee mugs, t-shirts, free gift card, gas card, vacations, hotel rooms, airplane tickets and more items to come. Each token represents an imaginary certain level of Ijascode products and services whereby a certain quantity of IjasCoin can also be exchanged for Ijascode marketing solutions in the form of digital tokens.

Ijascode offers significant savings compared to the traditional ways of promoting businesses. We also do our best to deliver orders as fast as we can to ensure that your business will be promoted right away, anytime and anywhere you go. We offer 15 days money-back guarantee on any of our packages including our flagship HandsOff and Wearable devices.

Why Not, right?

We can help anyone promote their business ideas and we can literally advertising anything under the sun with confidence, you name it, whether it's a house for sale, real-estate listing, paintings, dollar store, direct selling, network marketing, coffee shop, restaurant, handyman services, youtube channel, blogs, events, church fundraising events and services, catch of the day, happy hour specials, deals, sales and promotions, or anything that anyone could think of, they can bring it to life, we broadcast it to the public.

Ultimate Goal of Ijascode

Our ultimate goal, as illustrated from the image above, is to tap into multiple industries including but not limited to marketing and advertisement, ecommerce, pet community, music, health and non-profit organizations, and utilize our token to speed things up by rewarding every (PoW) "Proof of Work" of each and every one within the Ijascode community.

Our Unique Features

A) Tremendous Savings - Normally, business owners spend an average of $300 USD up to $3,000 USD per monthly on advertisement and marketing. Our Forlife package or Fiesta package can offer for-life coverage of advertisement, as long as Ijascode is operating, and that alone could easily help any company to have a potential $18,000 to $30,000 USD savings every end of the year.

B) 100% FREE Mobile Application - We offer 100% FREE Mobile App (IOS/ANDROID) for you to promote your weekly promotions and sales, events, youtube channel, business landing pages or any website through our unique HandsOff or Wearable devices. On the other hand, your valued customers or anyone nearby will be able to access and see your business easily, anytime just by simply downloading this FREE Mobile App.

C) HandsOff Wireless Broadcaster - With Ijascode HandsOff or Wearable devices, would it be beneficial for you promoting your awesome business to any nearby device through advanced wireless technology? Less talking, no disturbing or pressuring your customers or anyone to see and advertise your happy-hour promos, catch of the day, new released products and services or even coupons.

D) Promote Anywhere - The expectation is that the Ijascode FREE application will be utilized globally because of its tremendous benefits for all registered users and business owners and with the help of our strong referral program. Imagine the possibilities, that you can go anywhere in the world and start broadcasting and promoting your awesome business at the airport, stadium and crowded places.

E) Bring Your Idea to Life, We Promote It! - Anything that you do or passionate about, we can promote! Whether it's a personal website about cooking your favorite recipes, digital biodata, youtube channel, facebook account, church events or service schedule, we can utilize your website URL or we can create a FREE landing page for you because we can and we love to give.

B) 100% FREE Mobile Application - We offer 100% FREE Mobile App (IOS/ANDROID) for you to promote your weekly promotions and sales, events, youtube channel, business landing pages or any website through our unique HandsOff or Wearable devices. On the other hand, your valued customers or anyone nearby will be able to access and see your business easily, anytime just by simply downloading this FREE Mobile App.

F) You Help Your Valued-Customers By Sharing Our Free App, We Reward You Both! - At Ijascode, we always give back to our affiliates and customers. So, while using our FREE IjasApp Mobile App and enjoy those discounts and coupons you can get access with, you also earn Reward Digital Tokens every time you visit any business places partnered with Ijascode and connect to the closest proximity wearables or devices nearby.

Ijascode Products and Services

A) Ijascode HandsOff Proximiner Device (120 Meter Signal Range)

B) Ijascode HandsOff Proximiner Smartwatch Wearables (70 Meter Signal Range)

IJASCODE COMPANY MISSION STATEMENT

To help business owners, professionals, direct sellers, networkers or anyone who wants to PROMOTE their BRILLIANT IDEAS through our HandsOff Marketing System, effortlessly. Reward everyone using IjasApp Mobile App fueled by the latest Incentivized Digital Token under Ethereum Blockchain System. To serve as a VEHICLE for anyone looking for a unique marketing business-model to achieve their business goals and be the company that truly cares and reward people beyond their expectations.

Goals and Objectives

1. Business Profitability Objectives
To run a profitable operation by increasing revenue while limiting expenses. Increase annual sales by 20 percent or landing 10 new accounts or customers each month. Open Ijascode abroad to help more people with their businesses and develop new products to offer more service to people. Find a new operating facility that decreases rent by $300 a month or cut monthly utility bills by 15 percent.
2. Customer Service Objectives
As much as possible, at Ijascode, we try to respond right away to all calls and concerns and so our ultimate goal when it comes to customer service is to reduce complaints by 50 percent over one year or to improve resolution times to customer complaints to a minimum of one business day. To meet customer service goals, objectives including increasing our customer service staff from two to five workers by the end of the year 2019. Update and implement a policy where customers are guaranteed to receive a return phone call before the end of the business day.
3. Retention of Customers
The overall goal is to improve customer retention by measuring the current turnover rate, cancelations, and disputes. Improve the quality of service by providing 99.99% working device and wearables all the time, update online back office user control to simplify landing page customization and speed up the Mautic system to speed up loading time and monitoring system, and enhance delivery and shipping time. Conduct training for customer-service staff to better serve our customers and improve communication skills.
4. Retention of Employees/Affiliates
Implementing a training program that details new-hire or new affiliate activities for the first 90 days on the job. Conduct a one-on-one bi-weekly meeting with employees in an effort to build rapport and find out what's on their mind.
5. Efficiency of Operations
To become more efficient in business operations as a way to increase productivity. To improve efficiency, by setting a goal of increasing shipping times from 7 days to 5 days. To meet this goal, Ijascode will include finding a new shipper or improving production times to have units ready to ship before 10 a.m. each morning.
6. Growth of the Business
To grow our business operation, we need to open abroad. Not only it will benefit many people but it also will help the company to have a solid financial status by opening Ijascode Global. To start off, Ijascode is aiming to open in Canada, Mexico, Philippines, and El Salvador within a two-year period.

Industry

Ijascode is the very first company in the market who combined wearable smartwatch that monitors health such as steps, calories, blood pressure test and at the same time the ability to promote any type of business through IjasApp free downloadable mobile app. And within a few months from now, a pet monitoring system that should be able to track and locate lost pets using our cutting edge IjasApp Mobile app that connects to customized pet RF tracking collar wherever they go. And the cool thing about it is, anyone would like to find and locate lost pets because not only they will help the community but also, they will receive digital reward token as incentivized points and that means more happy pet owners and a win-win situation for the company and IjasApp users. Imagine walking around with IjasApp on your mobile phone and you receive a discount for your morning coffee run, would that be something you would like to get every day? This will definitely be something that the community would like to try and invite others to earn more incentives and bonuses at the same time.

TARGET MARKET

Our target markets are different individuals from different industries such as marketing, mobile, e-commerce, pet, health, wearables, crypto industry, and non-profit organizations, and combine them in one platform called Ijascode System. Ijascode utilizes the power of Mobile App, and so we designed and continuously improving our app called "IjasApp Physical Web".

According to the 2017 Mary Meeker report, the number of hours spent on the internet is still increasing each year, but the split between desktop and mobile is becoming more and more pronounced. In 2019, Americans were spending 3+ hours per day on mobile (that's 10 times more than in 2008) and just 2.2 hours per day on a desktop or laptop (no change since 2008). The number of mobile app downloads each year has been steadily increasing. In 2017, there were 178 billion app downloads. That number is projected to grow to 205 billion this year, and 258 billion in 2022-a 45 percent increase over five years. In 2019, the total revenue from mobile app downloads, advertising, and in-app purchases was $88 billion-this number is projected to pass $188 billion in 2020. A 113 percent increase over four years may sound crazy, but the numbers reflect that consumers are becoming more attached to their mobile devices and more comfortable making in-app purchases. The split between mobile app usage and mobile web usage is becoming more lopsided. In 2017, smartphone and tablet users spent 87 percent of their time in apps. This means that for every hour spent on the web, users were spending nearly seven hours using mobile apps.

We, at Ijascode, have experienced and understood the power of mobile app marketing industry, and so we developed IjasApp Physical Web as a FREE utility app to bring more value, benefits and never-ending reward for anyone every time they touch that mobile screen. Remember those days where you were running around at the park hunting for Pokemon with your pajamas? Well, with Ijascode, this time you hunt for Ijascode Proximiner beacon device nearby, while enjoying your food with your favorite restaurant or shopping at the mall and be rewarded every time you visit your usual market place and do what you love to do.

Whether you just want to earn and collect IJC Tokens using Proximiner device or as a Business Owner wanting to do both advertising and mining at the same time, YOU and YOUR Customers will always enjoy the benefits of having IjasApp in your smartphone or tablet. Just turn it on, and you are on your PROXI-PRENEUR journey.

This is the beauty of Ijascode, we don't pick and choose, and we are not a treat to any company because everybody wants to promote something, and that's what we do. We can help anyone to promote anything whether it's about traditional business, online business, blogging, dating sites, professional services or new ideas, we can literally advertise anything under the sun with confidence, you name it, from a house for sale to real-estate listing, paintings, dollar store, direct selling, network marketing, coffee shop, restaurant, handyman services, youtube channel, blogs, events, church fundraising events, and services, catch of the day, happy hour specials, deals, sales, and promotions, or anything that anyone could think of, they can bring it to life, we broadcast it to the public.

Intellectual Property

Trademark and Trade Name

We have filed trademark for our main company name "Ijascode HandsOff Marketing System" with order #69559 and "Proximiner - Incentivized Proximity Broadcaster" with order #69601. We operate under the domains ijascode.com, ijascoin.net, handsoffmarketing.com.

Competition

The current market for mobile utility applications is highly competitive and we expect it to remain competitive. There are currently several large companies who provide almost similar applications and we expect several more competitors to enter into this market in the next few years. Well established competitors include Snapchat, WhatsApp, Facebook Messenger and iMessage.

Software and Development

Our ability to compete depends in large part on our continuous commitment to research and development, our ability to rapidly introduce new features and functionality, and our ability to improve proven applications for established markets in which we have competitive advantages. We work closely with our customers to continuously enhance the performance, functionality, usability, reliability and flexibility of IjasApp utility mobile app.

Our software and development team is responsible for the design enhancements, development, testing and certification of our applications. In addition, we may utilize third parties for our automated testing, managed upgrades, software development and other technology services. Our software and development expenses were approximately $45,000 in fiscal year 2018 and will go up more before the end of 2019 fiscal year. We currently have both Android and IOS version available. Under development are pet monitoring, ecommerce, business rating and promotions, and live chat.

Operational Strengths

Experienced Leadership

We have assembled a senior management and development team with significant experience in the area of web and mobile development, finance, sales and marketing, and business management.

Ijascode is a team of seasoned business owners, engineers and successful marketers with more than 25 years of combined-experience.

Our CEO Mr. Jayson Panopio has a long track record in software engineering, system administration, windows and web development, and used to work from well-known fortune 500 companies such as Monsanto Corporation, Wellpoint Anthem Blue-Cross, Affinity Group, and almost 8 years with the Federal Government. Mr. Panopio was also a former Senior Vice President of one of the fastest-growing Direct Selling company in USA, and so that experience alone enhanced his knowledge, connection and ability to help and handle large group of leaders, entrepreneurs and marketers, effectively.

Stock-Based/Unit-Based Compensation

We measure our employee stock-based/unit-based compensation expense as of the grant date, based on the estimated fair value of the award, and recognize it as an expense, net of estimated forfeitures, over the requisite service period. We amortize stock-based/unit-based compensation expense on a straight-line basis over the requisite service period for the entire award, which is generally four years; however, certain provisions in our equity incentive plan provide for shorter and longer vesting periods under certain circumstances.

We estimate the fair value of stock options, incentive units, warrants and other equity-based compensation using a Black-Scholes-Merton option pricing model on the date of grant. The Black-Scholes-Merton option pricing model requires the input of subjective assumptions, including the risk-free interest rate, the expected dividend yield of our common stock, the expected volatility of the price of our common stock and the expected term of the option. These estimates involve inherent uncertainties and the application of management's judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future. See Note 9 to our Consolidated Financial Statements included elsewhere in this Offering Circular for information concerning certain of the specific assumptions we used in applying the Black-Scholes-Merton option pricing model to determine the estimated fair value of our employee unit-based compensation and warrants granted in 2014 and 2018.

To determine the fair value of our common stock underlying option grants our board of directors considered, among other things, input from management and contemporaneous valuations of our common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2004 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our board of directors intended all options granted to be exercisable at a price per share not less than the per-share fair value of our common stock underlying those options on the date of grant. The per share common stock value was estimated by allocating the enterprise value using either the option pricing method or a hybrid of the option pricing method and probability-weighted expected return method.

On June 10, 2019, our board of directors approved the grant of options to purchase 1,533,000 shares of the Company's Class A common stock with an exercise price of $0.40 per share to certain sales agents and affiliates of the Company.

Growth Strategy

We plan to grow both organically and through strategic acquisitions. Our growth strategy includes enhancing our products and services to grow our customer base and enter the global market. We plan to further increase our brand awareness and build trust with our users through increased public relations, social media, and advertising. Our growth begins with improved products and new services. Improved products and new services will assist us in appealing to a large and diverse customer base. For example, our recently introduced "proximining" and "business search, rating and comment" features in IjasApp provides critical functionalities for users allowing them to mine and accumulate IjasCoin reward tokens, and search for the nearest Ijascode business place wherever they go. We plan to create services tailored to corporate clients, which we believe will create a new market with businesses. We also plan to offer IjasApp in versions compatible with languages other than English allowing us to expand into the non-English speaking market. We believe there is significant opportunity to expand our relationship with existing customers by selling additional products and services such as mobility applications, secure business communication services, and secure social networking. In addition to continuing to develop our solutions organically, we regularly evaluate strategic opportunities and anticipate that we will selectively pursue acquisitions of, and strategic investments, in businesses and technologies that will strengthen and expand the features and functionality of our solutions or provide access to new customers. Additionally, we have also identified long-term opportunities in services other than mobile messaging where we believe we can utilize our technology and resources. We intend to continue to introduce new applications, as well develop additional features and capabilities for IjasApp Mobil App.

Legal Proceedings

We are not currently involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company, threatened against or affecting our Company, our Common Stock, or our officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Operations Plan

Ijascode is currently operating the majority in California, USA area. We have been dominating, particularly in the cities such as Ventura, Camarillo, Los Angeles and Oxnard areas where our business affiliates are operating and direct selling. Our office is located at 333 N Lantana St Suite#126 Camarillo CA 93010 USA. Our device and wearables are being manufactured abroad, in China, to save on expenses and lower maintenance cost, however, everything is being quality-checked and designed in-house.

Marketing Plan

Unique Selling Proposition

In Ijascode, our forte is to promote any business, effortlessly, and so our USP is to tell everybody that Ijascode can help to broadcast the "Great Message or Ideas" to the world and "Share it With No Fear". Ijascode believe that we have something very unique to promote any type of business with NO FEAR, because we believe and we have the right team and technology to do so.

Pricing & Positioning Strategy

Our pricing is very affordable and competitive but still maintain the classy-uniqueness of what we offer. With Ijascode business owners can save up to 40% to 50% of their Marketing Expenses every year. Our packages are meticulously designed to benefit business owners and customers without compromising the essence and importance of great marketing system.

Special Offers

We always have something special every day, weekly and monthly promotions, and during event special promotions to ensure that interested leads will always get the best deal and take actions right away. We understand that power of discounts, coupons and strong promotions to attract more customers and refer more business to us.

Marketing Materials

Although Ijascode is a Marketing Company who believe and rely heavily on digital marketing, we also take advantage the power and availability of internet and social media, and minimal usage of the traditional tools such as brochure, banners and paper adz.

Promotions Strategy

We do lots of Promotional Events, Expos, Weekly presentations and Social media Adz using our Ijascode Promotional Videos. This offering, if we get more investors to participate, we are planning to invest on our own tools and hire promotional and marketing personnel to focus on designing video advertising and editing, and produce high quality video rendering.

Online Marketing Strategy

* - We do "Keyword Strategy" to identify what keywords we would like to optimize our website for.
* - We use (SEO) Search Engine Optimization Strategy to document updates that we will make to the Ijascode website so it shows up more prominently for our top keywords.
* - Paid Online Advertising Strategy to write down the online advertising programs we use to reach target customers.
* - Social Media Strategy helps us to document how we use social media websites to attract customers.
* - We have an Auto-Responder system that monitors website activities like hits and clicks, and generates analytical reports.

Conversion Strategy

At Ijascode we continue improving our sales scripts to boost conversions. Likewise, we do social proof showing testimonials of past clients who were satisfied with our company.

Joint Ventures & Partnerships

We open-doors to any qualified companies to joint-ventures with us to give more value and benefits to Ijascode customers. We can definitely adapt to today's partnership strategy and collaborations for the benefit of both company's valued customers.

Referral Strategy

We have a very strong referral program to allow our customers to help their friends and family and at the same token make some serious referral commissions. They can start as a regular customer and then apply to be an Ijascode Affiliate and go through qualification process that the company put into place. The customer must agree to all Ijascode Terms and Policy and must qualify first to be an Official Ijascode Affiliate. We do this process to avoid some cross-recruiting conflicts with our business partners and customers, and only allow those who are qualified with clean intention, not to bring any harm into the company.

Strategy for Increasing Transaction Prices

We have very affordable and competitive package prices however we also acknowledge the marketing demands and it's not cheap either. So, we always study the market and ensure that our prices are not too low or too high.

Retention Strategy

By using retention strategies such as a monthly e-newsletter or customer loyalty or incentive program, Ijascode can increase revenues and profits by getting customers to purchase from us more frequently over time.

Financial Projections

We heavily do promotions all the time and this is what we love to do in Ijascode. This means expenses, hard work and dedication. We are willing to spend good amount of money because we are 100% sure it will definitely help Ijascode financially. Our goal is to triple the production and customers, multiple Ijascode promotional and product events, more qualified affiliates joining us, millions of IjasApp downloads within 2 years and generate an income of at least $500 Million within 3 to 4 years.

Sales Forecast

Our main goal is to help all businesses and customers, and enjoy every products and services that the Ijascode Company is offering. We strongly believe that with our very unique HandsOff Marketing platform and Incentivized Digital-Reward System the vast majority of mobile or tablet users will utilize and take advantage of it.

Within 3 years our goal is to bring Ijascode to a whole different level tapping into digital marketing, pet monitoring, smartwatch and wearable industry.

We forecast that within 36 months we can reach a particular goal all together with very aggressive and strong leadership, secured and user-friendly online system, new talents such as system, web and mobile app engineers, strong RandD (Research and Development Team), well-trained staff and sales agents, comfortable working place as office, advanced system and equipment and of course enough funding, we believe it is attainable.

3 Years Forecast Breakdown

* - The amount of at least $15,875,000 capital as startup-company is needed in order to sustain monthly expenses to run the office, staff and executive payroll, current and new projects, new talents, advanced mobile app and web design, and system upgrades as stated at "Use of Proceeds" section.
* - Sell a total of 84,000 Ijascode Packages by the first-quarter of 2021 including all available products and services as of the moment, to reach $50,000,000 plus total sales goal..
* - Each month our sales will grow by at least 800% to 1000%.
* - Business will grow by 84,000 customers each month.
* - Business will have monthly expenses from $25,000 going up to $150,000 including payroll, office expense and other expenses.
* - Expenses will increase each year by 5%.
* - Business will have 150 to 200 employees by year 2021 and 2,500 active Ijascode affiliates (some affiliates are considered as customers too).
* - Non-exempt employees will be paid $2,400 per month and each year their wages will increase by at least 3%.
* - Exempt employees and executive positions will be paid very competitively each month base on experience and qualifications.
* - Every $100 spent on marketing will produce 150 new customers.
* - A salesperson can sell 45 to 50 packages each month.
* - Sales commissions paid to the salespeople will be averaging to 25% of each sale.
* - The cost of the goods we use to create each unit of the product costs $25 for each Handsoff Device and $100 for wearable smartwatch.
* - Customers will be billed $35 one-time setup fee, package price (from $199.99 to $1829.99) and then monthly maintenance fee of $29.99.
* - It will take 3 business days to receive upfront payment from customers and then the monthly subscription.
* - Taxes will be 7.5% per month, based on California USA TAX.
* - If we can launch the pet monitoring system, ecommerce and Ijastablet project right away, it would create a huge positive impact to the financial health of the company by 50 to 60%.

DESCRIPTION OF PROPERTY

We rent 1,200 square feet of office space located at 333 N Lantana St. Suite# 126 Camarillo, Ca 93010 for $1,050 per month on a monthly basis. We believe that this office space is adequate for our current operations.

MANAGEMENT’S DISCUSSION AND ANAYLYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management's current expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this offering circular, particularly on page 3 entitled "Risk Factors".

Plan of Operations

Summary of Statements of Operations for the Six months ended June 30, 2019, Year Ended December 31, 2018 and the period from September 29, 2017 (inception) through Year Ended December 2017:

	Six Months Ended June 30, 2019	Year Ended December 31, 2018	Period from September 29, 2017 (inception) through December 31, 2017
Revenue	$9,675	$62,293	$25,773
Cost of Sales	$2,400	$20,849	$7,502
Gross Profit	7,275	41,444	18,271
Operating expenses	$73,570	$83,293	$30,159
Loss from operations	$66,295	$41,849	$11,888
Other income (expense)	$2,061	$5,400	$307
Net loss	$81,617	$54,849	$16,995
Loss per common share – basic and diluted	$0.11	$-	$-

Revenues

For the six months ended June 30, 2019 the company generated a revenue of $9,675, for the year ended December 31, 2018 a revenue of $62,293 and for the period from September 29, 2017 (inception) to December 31, 2017, we generated $25,773 revenue. Majority of the company's revenues came from sales of our flagship proximity marketing products and services.

Cost of Sales

For the six months ended June 30, 2019 the company's cost of sales was $2,400, for the year ended December 31, 2018 our total cost of sales was of $20,849 and for the period from September 29, 2017 (inception) to December 31, 2017, it was $7,502 total cost of sales.

Gross Profit

For the six months ended June 30, 2019 the company had an estimated gross profit of $7,275 from products and services sales, a total gross profit of $41,444 for the year ended December 31, 2018 and a gross profit of $18,271 for the period from September 29, 2017 (inception) to December 31, 2017.

Operating Expenses

Operating expenses were $73,570, $83,293 and $30,159 for the six months ended June 30, 2019, for year ended December 31, 2018 and for the period from September 29, 2017 (inception) to December 31, 2017, respectively. The overall increase in operating costs is primarily attributable to an increase in compensation expenses, professional and consulting expenses, and software programming expenses and increase of approximately $6,000 in general and administrative expenses primarily for rent and office expenses during the year ended December 31, 2018.

Lost from Operations

For the six months ended June 30, 2019 the company's loss from operations increased to $66,295, for the for the year ended December 31, 2018 a loss from operations of $41,849 and for the period from September 29, 2017 (inception) to December 31, 2017, we have a total of $11,888 loss from operations.

Other Income

Other income expenses were $2,061, $5,400 and $307 for the six months ended June 30, 2019, for the year ended December 31, 2018 and for the period from September 29, 2017 (inception) to December 31, 2017.

Net Loss

For the six months ended June 30, 2019 the company has an estimated net loss of $81,617, a total net loss of $54,849 for the year ended December 31, 2018, and $16,995 for the period from September 29, 2017 (inception) to December 31, 2017.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at December 31, 2018, compared to December 31, 2017:

	December 31, 2018	December 31, 2017	Increase/ (Decrease)
Current Assets	$33,353	$10,350	$23,003
Current Liabilities	$67,408	$35,561	$31,847
Working Capital Deficit	$34,055	$25,211	$5,186

At December 31, 2018, we had a working capital deficit of $34,055 as compared to working capital of $1,704 at December 31, 2017, a decrease of $25,211. The increase in working capital deficit is primarily attributable to the Company's continued operating losses for the year ended December 31, 2018 and an increase in short term debt obligations.

The following table summarizes total current assets, liabilities and working capital at June 30, 2019 compared to December 31, 2018:

	June 30, 2019	December 31, 2018	Increase/ (Decrease)
Current Assets	$35,304	$33,353	$1,951
Current Liabilities	$33,190	$67,408	$(34,218)
Working Capital Surplus (Deficit)	$2,114	$(34,055)	$36,169

At June 30, 2019, we had a working capital surplus (deficit) of $2,114 as compared to working capital deficit of $(34,055) at December 31, 2018, a decrease of $36,169. The decrease in working capital deficit is primarily attributable to the increase in cash from sale of our common B stock and increase in product sales.

Summary Cash flows for the year ended December 31, 2018 and 2017:

	Year Ended
	December 31, 2018	December 31, 2017
Net cash used in operating activities	$19,707	$4,403
Net cash used in investing activities	$5,293	$13,950
Net cash provided by financing activities	$44,000	$21,050

Summary Cash flows for the six months ended June 30, 2019 and 2018:

	Six Months Ended
	June 30, 2019	June 30, 2018
Net cash used in operating activities	$34,808	$19,707
Net cash used in investing activities	$10,520	$5,293
Net cash provided by financing activities	$58,054	$44,000

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. We have been funding our operations through the sale of our Class B common stock and product sales.

Loans

During the year ended December 31, 2018, we received a loan totaling $15,000 from Nelia Stearns, our Chief Financial Officer, that was unsecured, earn interest at 8% per annum, and were set to mature at various dates in 2019. On May 21, 2019, we received a loan totaling $16,000 from Leon Holiday, our Chief Security and Compliance Officer, that was unsecured, earn interest at 8% per annum, and then later on, were converted to 80,000 Common Class B stocks, at the price of $00.20 per share. We tried to avoid making too many loans as much as possible, however, if necessary, we will find the best lender in the market to request and execute a secured loan.

Here are some of the things included in the day-to-day operations plan:

Location

- our office, size wise, is fairly small and we need a medium to bigger space for business meetings, presentations, training and office staff.

Transportation

- we don't have that much issue with this matter; however, our plan is to expand and acquire our own vehicles to help us on product deliveries, moving equipment for events and presentations, company's meetings, and team building events and training.

Legal

- Often times, we ask our contact Lawyer for random legal questions and for filings legal documents. Within 1 year, we are planning to file multiple patent applications and so, it really makes sense to have a direct legal person available at any given time.

Inventory and Commitment

- We do not keep that much of stocks of our tangible products on site, and all our orders are being manufactured and processed in China, they only ship those devices over here for configuration on a per-order-basis. It doesn't cost us that much but our plan is to have our own warehouse to stock up, as much as we can, as the number of customers grows to avoid delays and program them beforehand to speed things up.

- We rent an office at 333 N Lantana St Suite#126 Camarillo CA 93010 USA. All our websites, subdomains and Handsoff Marketing Online System are under monthly subscriptions in a company called "a2hosting". Their website is www.a2hosting.com. Our main goal is to host the entire system in-house to save on operating costs, increase security and more control over our own documents, designs, websites, and files.

Off-Balance Sheet Arrangements

- As of June 30, 2019 and December 31, 2018, the Company had no off-balance sheet arrangements.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our directors, executive officers and significant employees, and their ages as of June 30, 2019, are as follows:

Name	Position	Age	Term of Office
Executive Officers:
Jayson Panopio (1)	Chief Executive Officer / Chief Technology Officer	37	September 2017 - Current
Edilberto Partida	Chief Sales and Marketing Officer	49	September 2017 - Current
Nelia Stearns	Chief Financial Officer	66	April 2018 - Current
Leon Holiday (2)	Chief Security and Compliance Officer	61	May 2019 - Current

Directors:
Jayson Panopio(1)	Chairman and Director	37	April 2019 - Present
Edilberto Partida	Vice-Chairman and Director	49	April 2019 - Present
Linda Ann Housden	Director	69	April 2019 - Present
Jacquala Shropshire	Director	55	November 2018 - Present

Significant Employee:
Bhagvati Vekariya	Mobile App Developer	28	November 2018 - Current

(1)

Since September 2017, Mr. Panopio has been acting as the Company's Chief Technology Officer. Prior to the Company's conversion from a California limited liability company to a California corporation, Mr. Panopio served as the limited liability company's manager.

(2)	Mr. Holiday served as a marketing affiliate for the Company from April 2018 to December 2018. Since January 2019, Mr. Holiday has been serving as our Chief Security and Compliance Officer.

Executive Officers

Engr. Jayson Panopio has served as Chief Executive Officer, Chief Technology Officer and Chairman of our board of directors since we converted to a California corporation in April 2018 from Ijascode HandsOff Marketing System, LLC, a California limited liability company. Prior to such conversion, Mr. Panopio served as the Chief Executive Officer and Manager of Ijascode HandsOff Marketing System, LLC since September 2017. Prior to starting the Ijascode company, from September 2005 to October 2006, Mr. Panopio served as the Network Administrator of Rescue Mission Alliance., a non-profit organization. From October 2006 to January 2008, Mr. Panopio served as the Web Developer of Monsanto Corporation., an agrochemical and agricultural biotechnology corporation. From January 2008 to August 2010 he worked with Wellpoint /Anthem as Senior Web Developer and from August 2010 to June 2011 he served as the Senior Asp.Net and Ektron CMS Developer for Good Sam/ Affinity Group, a RV club agent and trainer. From April 2011 to January 2018 he was hired in a company that has a contract with the Government as their Senior Software Engineer. For about one year from January 2018 to February 2019 he decided to join the Network Marketing arena with the company called 5Linx and he became one of the fastest Senior Vice Presidents ever promoted. Since April 2017, Mr. Panopio served Naval Air Systems Command (NAVAIR) as a Senior Software Engineer. Mr. Panopio received his Bachelor of Science in Computer Science from the University of Lyceum of the Philippines. Mr. Panopio possesses multiple certifications such as Oracle Certified Associate, CISCO Certified Network Associate and Microsoft Certified Developer.

Edilberto Partida has served as Chief Sales and Marketing Officer and Auto-responder System Administrator, a professional networker, seasoned and well-experienced top-leader from different Big Network Marketing Companies. With his experience and expertise with HiDIVic market, Ijascode has been serving and reaching out to the Latino community which is also a huge market. From his humble beginning as a professional plumber, he managed to do self-study, be able to learn the market and create connections to some of the well-known names in the Networking Marketing arena. He started with Ijascode since September 2017 with commitment and dedication beyond expectations.

Engr. Leon Holiday has served as Chief Security and Compliance Officer since May 2019, a retired experienced chemical engineer, house designer and builder. Worked as a Public Works Director at Santa Paula City, California, then later on became an Assistant Director of Operations in a public sector. He is a great and honest entrepreneur, loves to help people, avid investor in digital currency, and a savvy investor and trader at common-stock market.

Nelia Stearns has served as Chief Financial Officer since January 2019, a AFSP, Enrolled Agent at Am&M Accounting & Tax Services. Nelia Stearns assists taxpayers and small businesses with taxes in Ventura CA and the surrounding communities. Miss Stearns has years of valuable experience as an IRS registered tax preparer, and on January 2019, she decided to join as an Ijascode COO.

Board of Directors

Our board of directors currently consists of 3 directors. We may appoint additional independent directors to our board of directors in the future, to serve on committees or for other purposes.

Jayson Panopio serves as Chairman of the board of directors. For more information about Mr. Panopio, please see the section above entitled, "Directors, Executive Officers and Significant Employees - Executive Officers."

Minister Jacquala Shropshire has served as a member of the board of directors of the Company since November 2018. Minister Jacquala is a motivational speaker, certified life-coach, has been serving in ministry since 1977. Right now, Minister Jacquala is one of the radio-station hosts at "Kingdom Life" conversation every Saturday at FM 98.3 KDAR, a brand new conversational, Kingdom of God themed program that will engage listeners into Kingdom-related topics to challenge, inspire, and encourage them toward developing a Kingdom-minded victorious lifestyle. Minister Jacquala is also graduating as PhD, a Doctorate in Theology.

Reverend Linda Ann Housden has served as a member of the board of directors of the Company since April 2019. Rev. Linda Housden is a retired Pediatric/Neonatal nurse, certified life-coach, certified nutrition coach and also a well-known advocate within her own community of Granada Hills California. She has volunteered with the LA Mayors Crisis Response Team for the past 17 years and is a Disaster Services nursing supervisor for the American Red Cross. Linda joined Ijascode having a strong work ethics and truly believe in the company.

Committees of the Board of Directors

We currently have not established any committees of the board of directors, including without limitation an audit committee, compensation committee and a nominating and governance committee. Until such committees are established, matters otherwise addressed by such committees will be acted upon by the board of directors in accordance with our Certificate of Incorporation and Bylaws, as amended from time to time.

Significant Employee

Bhagvati Vekariya has served as Mobile App Developer since November 2018 up to present time. She graduated from VVP Engineering College, India. From February 2014 to December 2019, she started to work as Android App Developer at WeTheDevelopers, a information technology and services. From May 2017 up to present, she is working at Websmith Solution as Android App Developer and at the same working as part-time with Ijascode.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information about the annual compensation of each of our two highest paid persons who were executive officers or directors during our last completed fiscal year. No other persons who were executive officers or directors of the Company received annual compensation during our last completed fiscal year.

SUMMARY COMPENSATION TABLE

The following table sets forth information about the annual compensation of each of our officers for our 2017 and 2018 fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Jayson Panopio	2017	$5,450	$0	$0	$0	$0	$0	$0	$5,450
Chief Executive Officer	2018	$18,590	$0	$0	$0	$0	$0	$0	$18,590
Edilberto Partida	2017	$6,550	$0	$0	$0	$0	$0	$0	$6,550
Chief Sales and Marketing Officer	2018	$15,764	$0	$0	$0	$0	$0	$0	$15,764

Director Compensation Our director does not receive compensations for serving on the Board.

Future Compensation As the company move forward, we intend to be competitive in every aspect of the company including our compensation plan for our executive leaders, and so we expect that in the near future, our compensation will increase accordingly, as declared below:

Name	Capacities in which compensation was received	Cash compensation ($)
Jayson Panopio	Chief Executive Officer / Chief Technology Officer	$90,000
Edilberto Partida	Chief Sales and Marketing Officer	$101,348
Leon Holiday	Chief Security and Compliance Officer	$100,500
Nelia Stearns	Chief Financial Officer	$105,496

Notwithstanding the above, if we successfully sell at least 5,000,000 shares in connection with this offering, we expect to pay our executive officers consistent with market salaries for similarly situated and capitalized companies which may be higher than as set forth above, in all events as to be determined by our board of directors from time to time.

Employment Agreements

We have not entered into any employment agreements with our executive officers or other employees to date. We may enter into employment agreements with them in the future.

2019 Equity Incentive Plan

On July 2, 2019, the board of directors and Stockholders of the Company approved the 2019 Equity Incentive Plan pursuant to which stock options and awards may be authorized and granted to our executive officers, directors, employees and key consultants. We authorized approximately 5% of our issued and outstanding common stock for future issuance under a 2019 Equity Incentive Plan. The issuance of stock options or other equity securities may be utilized by the Company in the future to attract and retain one or more new key senior executives to manage and facilitate our growth.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Set forth below is information regarding the beneficial ownership of our common stock, our only outstanding class of capital stock, as of June 30, 2019, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding shares of our common stock, and (ii) all of the current directors and executive officers as a group. We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

	Class A common stock (2)				Class B common stock (2)			Total percent of Class A and Class B common stock as-converted (6)
Name and address of beneficial owner (1)	Amount of nature of beneficial ownership	Amount of nature of beneficial ownership		Percent of class (4)	Amount of nature of beneficial ownership	Amount of nature of beneficial ownership	Percent of class (5)
Jayson Panopio	—	—		—	16,602,900	—	49.09%	49.09%
Edilberto Partida	—	—		—	12,980,000	—	38.37%	38.37%
Nelia Stearns	—	150,000	(3)	10.34%	300,000	—	0.88%	1.27%
Leon Holiday	—	200,000	(3)	13.80%	280,000	—	0.83%	1.36%
George Hill	—	200,000	(3)	13.80%	150,000	—	0.44%	0.99%
All directors and officers as a group (5 persons)	—	550,000		37.94%	30,312,900	—	89.61%	91.08%

Name and address of beneficial owner (1)					Series A Preferred Stock (7)			Total Percent of Series A Preferred Stock

Jayson Panopio					1			100%

(1)	The address of those listed is c/o Chief Executive Officer, 333 N Lantana Street Suite # 126 Camarillo, California 9310.
(2)	Unless otherwise indicated, all shares are owned directly by the beneficial owner.
(3)

Represents options to purchase shares of the Company's Class A common stock, 150,000 of which are optional to purchase at the price of $00.10, and 200,000 of which are fully vested at the price of $00.10 and 200,000 of which are optional to purchase at the price of $00.10, a total of 550,000 shares which was approved by the board and can only be acquired within 60 days after the SEC approved or qualified this application.

(4)

Based on 1,450,000 shares of Class A common stock outstanding, assuming the exercise in full of all outstanding options to purchase shares of the Company's Class A common stock as of the date hereof. Does not include the number of shares of Class A common stock issued in connection with this offering.

(5)	Based on 33,826,200 shares of Class B common stock outstanding as of June 30, 2019.
(6)

Based on the number of shares of Class A common stock outstanding as of the date hereof assuming the conversion of all of the outstanding shares of the Company's Class B common stock set forth in Note 6 above to shares of the Company's Class A common stock on a 1-for-1 basis as of the date hereof and the exercise of options held by the applicable beneficial owner to purchase shares of the Company's Class A common stock.

(7)

Represents One Series A Preferred Stock. After the conversion of the Ijascode company from Limited Liability Company (LLC) to S-Corporation, on May 28, 2018, the board assigned One (1) Series A Preferred Stock to our CEO Jayson Panopio. For the full details about the voting power of different type of stocks, please refer to "Securities Being Offered" page, under "Voting Rights".

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company entered into that certain Credit Agreements with the following individuals to initiate small business loans to kickstart the business, and each bearing interest at 5% per annum.

Loan amounting to $2,500 was originally initiated on August 2, 2017 from Narciso and Lolita Panopio, who are Company's CEO Jayson Panopio's parents, and on April 2, 2018 the company agreed and converted the total balance which represents the aggregate amount of unpaid principal and interest outstanding under all of the promissory notes into 1,250,000 shares of the Company's Class B common stock at a rate of $0.002 per share.

Loan amounting to $3,600 was originally initiated on September 10, 2017 from Zulma Yudith, and on May 18, 2018 the company agreed and converted the total balance which represents the aggregate amount of unpaid principal and interest outstanding under all of the promissory notes into 1,200,500 shares of the Company's Class B common stock at a rate of $0.003 per share.

Loan amounting to $1,500 was originally initiated on December 20, 2017 from Charmaine Springer, and on June 1, 2018 the company agreed and converted the total balance which represents the aggregate amount of unpaid principal and interest outstanding under all of the promissory notes into 500,300 shares of the Company's Class B common stock at a rate of $0.003 per share.

On July 10, 2018, since the Company was converted from a California limited liability company to a California corporation pursuant to a plan of conversion, in which all of the outstanding units converted into 5,833,700 shares of Class B common stock, which is only a portion of 33,826,200 shares of outstanding Class B common stock.

SECURITIES BEING OFFERED

Our authorized capital stock consists of 180,000,000 shares, of which 100,000,000 are shares of Class A common stock, $0.0001 par value per share, 60,000,000 shares of Class B common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share , of which one (1) share has been designated as a Series A Preferred.

The following description summarizes what we believe to be the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you.

The following is a summary of the rights of our capital stock as provided in our Certificate of Incorporation and Bylaws. For more detailed information, please see our Certificate of Incorporation and Bylaws, which have been filed as Exhibits 2.1 and 2.2, respectively, to the offering statement of which this Offering Circular is a part.

Common Stock

As of June 28, 2019, there were 33,826,200 shares of our Class B common stock outstanding, held by 36 stockholders of record. No shares of our Class A common stock will be outstanding prior to the effective date of this Offering Circular. Assuming all 20,000,000 shares of Class A common stock are sold in this offering, there will be 20,000,000 shares of our Class A common stock outstanding, as well as outstanding options to purchase 1,450,000 shares of our Class A common stock.

Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of Class A common stock and Class B common stock shall be entitled to share equally in any dividends that our board of directors may determine to issue from time to time. In the event a dividend is paid in the form of shares of common stock or rights to acquire shares of common stock, the holders of Class A common stock shall receive Class A common stock, or rights to acquire Class A common stock, as the case may be, and the holders of Class B common stock shall receive Class B common stock, or rights to acquire Class B common stock, as the case may be.

Voting Rights. Holders of our Class A common stock and Class B common stock have identical rights, except that holders of our Class A common stock are entitled to 1 vote for each share of Class A common stock held on all matters submitted to a vote of stockholders and holders of our Class B common stock are entitled to 10 votes for each share of Class B common stock held on all matters submitted to a vote of stockholders. Holders of shares of our Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. Cumulative voting for the election of directors is not provided for in our Certificate of Incorporation that will be in effect upon the closing of this offering, which means that the holders of a majority of the votes represented by our shares can elect all of the directors then standing for election.

Each one (1) share of the Series A Preferred shall have voting rights equal to (x) the total issued and outstanding Class A common stock and Class B common stock eligible to vote at the time of the respective vote divided by (y) forty nine one-hundredths (0.49) minus (z) the total issued and outstanding Class A common stock and Class B common stock eligible to vote at the time of the respective vote. As of June 30, 2019, there were 21,249,360 shares of our Common Stock issued and outstanding, all of which were fully paid, non-assessable and entitled to vote, and four shares of Series A Preferred issued and outstanding. Each share of our Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

Liquidation Rights. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably based on the number of shares then-held by holders of our Class A and Class B common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of other claims of creditors.

Preemptive, Redemption and Other Rights. Neither our Class A common stock nor our Class B common stock is entitled to preemptive or redemption rights. There are no sinking fund provisions applicable to the common stock.

Conversion Rights. Our Class A common stock is not convertible into any other shares of our capital stock. Each share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for estate planning, intercompany and other similar transfers. Each share of our Class B common stock will convert into one share of Class A common stock if such conversion is approved by the holders of a majority of the then-outstanding shares of Class B common stock. Once converted into Class A common stock, the Class B common stock may not be reissued. No class of our common stock may be subdivided or combined unless the other class of our common stock concurrently is subdivided or combined in the same proportion and in the same manner.

Drag-Along Rights. Upon the written approval of the holders of shares representing at least 51% of the voting power represented by capital stock of the Company, any holder of shares of Class A common stock and Class B common stock shall vote their shares in favor of (a) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company and (b) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any equity acquisition, reorganization, merger or consolidation but excluding any sale of equity for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent).

Fully paid and nonassessable. All outstanding shares of our Class B common stock are, and the shares of our Class A common stock to be issued pursuant to this offering will be, fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized by our Certificate of Incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders. Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock. At present we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Anti-Takeover Effects of California Law and Our Certificate of Incorporation and Bylaws

Certain provisions of California law, our Certificate of Incorporation and our Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. In particular, our dual class common stock structure will concentrate ownership of our voting stock in the hands of our founders, board members and employees. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Dual Class Structure. As discussed above, our Class B common stock has 10 votes per share, while Class A common stock, which is the class of stock we are selling in this offering, has 1 vote per share. Assuming all 10,000,000 shares of Class A common stock are sold in this offering, more than 90% of our Class B common stock will be controlled by our founders, executive officers and employees, representing approximately 97% of the voting power of our outstanding capital stock. Because of our dual class structure, our founders, executives and employees will continue to be able to control all matters submitted to our stockholders for approval even if they come to own significantly less than 50% of the shares of our outstanding common stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other stockholders may view as beneficial.

Board of directors vacancies. Our Certificate of Incorporation and Bylaws authorize only our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set only by resolution adopted by a majority vote of our entire board of directors. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. Our Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding business to be conducted at a special or annual meeting of the stockholders. However, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company.

Choice of forum. Our Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of California shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by an director, officer, employee or agent of the Company to the Company or the Company's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the California General Corporation Law (CGCL), the certificate of incorporation or the bylaws of the Company or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person of entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to these provisions of the Company's bylaws. This choice of forum provision may limit the Company's stockholders' ability to bring a claim in a judicial forum that they find favorable for disputes with the Company or the Company's directors, officers, employees or agents, which may discourage such lawsuits against the Company and the Company's directors, officers, employees and agents even though an action, if successful, might benefit the Company's stockholders. Stockholders who do bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near California. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to the Company than to the Company's stockholders. Alternatively, if a court were to find these provisions of the Company's bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could have a material adverse effect on the Company's business, financial condition or results of operations.

Additionally, any disputes, claims or controversies brought by or on behalf of any stockholder of the Corporation either on his, her or its own behalf, on behalf of the Corporation or on behalf of any series or class of shares of the Corporation or stockholders of the Corporation against the Corporation or any trustee, officer, manager, agent or employee of the Corporation, including disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance or enforcement of the Declaration of Corporation or these Bylaws or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute, be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association ("AAA") then in effect, except as those Rules may be modified in the Company's Bylaws ARTICLE X - Arbitration. For the avoidance of doubt, and not as a limitation, disputes are intended to include derivative actions against trustees, officers, directors, managers, agents or employees of the Corporation and the Corporation and class actions by stockholders against those individuals or entities and the Corporation. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party. The place of arbitration shall be determined pursuant to the forum for adjudication of disputes in Section 9.1 of the Company's Bylaws, unless otherwise agreed by the parties.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, Section 22 of the Securities Act of 1933, as amended (the "Securities Act"), creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, there is uncertainty as to whether a court would enforce the forum selection clause in connection with claims arising under the Securities Act and the rules and regulations thereunder, and in any event, stockholders will not be deemed to have waived the Company's compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

Ijascode company will handle all the transfer of our common stocks including but not limited to, payment processing, issuing certificate, registering shareholder into our system to keep track their stocks and online voting.

IJASCODE HANDSOFF MARKETING SYSTEM

Financial Statements

(Unaudited Report)

June 30, 2019 and December 31, 2017

IJASCODE HANDSOFF MARKETING SYSTEM

Financial Statements

(Unaudited)

IJASCODE HANDSOFF MARKETING SYSTEM

CONDENSED BALANCE SHEETS

For the six months ended June 30, 2019, 2018 and 2017

(Unaudited)

Contents

	June 30,	December 31,	December 31,
	2019	2018	2017
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$20,150	$7,444	$5,600
Prepaid expenses	5,626	25,909	4,750

Total Current Assets	25,776	33,353	10,350

OTHER ASSETS:
Software development cost, net	9,528	28,940	18,423

Total Assets	$35,304	$62,293	$28,773

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$3,290	$2,422	$940
Notes payable	-	26,500	-
Notes payable - related parties	20,400	35,000	17,600
Due to related party	9,500	3,486	17,021

Total Current Liabilities	33,190	67,408	35,561

Commitments and Contingencies - (Note 6)

STOCKHOLDERS' EQUITY:
Preferred stock ($0.0001 par value; 20,000,000 shares authorized;
No shares issued and outstanding at June 30, 2019, December 31, 2018 and December 31, 2017)	-	-	-
Common Class A and Class B Stocks ($0.0001 par value; 180,000,000 shares authorized;
On December 2017, there are 17,006,060 shares of Common Class B Stocks issued. On December 2018, there are 29,582,900 shares of Common Class B Stocks issued. Total of 33,826,200 shares of Common Class A and B Stocks issued and outstanding at June 30, 2019, respectively)	12,061	9,958	2,670
Additional paid-in capital	44,902	18,678	10,000
Accumulated deficit	(54,849)	(33,751)	(19,555)

Total Stockholders' Equity	2,114	(5,115)	(6,788)

Total Liabilities and Stockholders' Equity	$35,304	$62,293	$28,773

See accompanying notes to unaudited condensed financial statements

IJASCODE HANDSOFF MARKETING SYSTEM

CONDENSED STATEMENTS OF OPERATIONS

For the six months ended June 30, 2019, 2018 and 2017

(Unaudited)

	2019	2018	2017

Sales	$9,675	$62,293	$25,773
Cost of sales	(2,400)	(20,849)	(7,502)

Gross profit	$7,275	$41,444	$18,271

Operating expenses:
Research and development	18,050	18,060	5,450
Sales and marketing	10,078	19,109	4,209
General and administrative	45,442	46,124	20,500

Total operating expenses	73,570	83,293	30,159

Loss from operations	(66,295)	(41,849)	(11,888)

Interest expense	(17,383)	(18,400)	(4,800)
Other income	2,061	5,400	307

Net loss	$(81,617)	$(54,849)	$(16,995)

See accompanying notes to unaudited condensed statements of operations

IJASCODE HANDSOFF MARKETING SYSTEM

Condensed Statements of Changes in Members’ Deficit and Shareholders’ Equity

For the six months ended June 30, 2019, 2018 and 2017

(Unaudited)

	Common stock		Additional
	Shares	Amount	paid-in capital	Retained earnings	Member’s deficit	Total

Share based compensation	-	-	10,000	-	(12,560)	(2,560)

Conversion of notes payable	-	-	-	-		-

Shares issued	-	-	-	-		-

Shares forfeited	-	-	-	-		-

Net loss				(16,995)		(16,995)

Balance at December 31, 2017	-	$-	$10,000	$(16,995)	$(12,560)	$(19,555)

Reorganization from an LLC to a Corporation	22,933,100	5,270		-	12,560	17,830

Share based compensation	250,500	1,050	10,550	-		11,600

Conversion of notes payable	-	-	8,128	-		8,128

Shares issued	5,833,700	2,040	-	-	(18,500)	(16,460)

Shares forfeited	-	-	-	-		-

Net loss				(54,849)		(54,849)

Balance at December 31, 2018	29,017,300	$8,360	$18,678	$(54,849)	$(5,940)	$(33,751)

Share based compensation	-	-	10,000			10,000

Conversion of notes payable	3,692,400	603	16,000			16,603

Shares issued	116,500	109	18,902		18,500	37,511

Shares forfeited	-	-	-			-

Net loss				(81,617)		(81,617)

Balance at June 30, 2019	32,826,200	$9,072	$73,580	$(153,461)	$-	$(54,849)

See accompanying notes to unaudited condensed statements of changes in Members Deficit and Shareholders Equity

IJASCODE HANDSOFF MARKETING SYSTEM

CONDENSED STATEMENTS OF CASH FLOWS

For the six months ended June 30, 2019, 2018 and 2017

(Unaudited)

	For the Six Months
	Ended
	June 30, 2019	2018	2017

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(81,617)	$(54,849)	$(16,995)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization expense	4,345	-	-
Non-cash interest expense included in principal amount of notes	5,000	-	-
Stock-based compensation and fees	10,000	10,550	10,000
Changes in operating assets and liabilities:
Prepaid expenses	6,230	9,325	1,325
Accounts payable and accrued expenses	21,214	15,267	1,267

NET CASH USED IN OPERATING ACTIVITIES	(34,828)	(19,707)	(4,403)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capitalized software development cost	(10,520)	(5,293)	(13,950)

NET CASH USED IN INVESTING ACTIVITIES	(10,520)	(5,293)	(13,950)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from a related party	6,500	5,900	8,150
Payments on related party advances	(6,500)	(5,000)	-
Proceeds from notes payable	34,400	15,000	4,500
Repayment of notes payable	(11,296)	-	-
Proceeds from sale of common stock	36,150	10,000	8,400

NET CASH PROVIDED BY FINANCING ACTIVITIES	58,054	44,000	21,050

NET INCREASE IN CASH	13,906	900	2,697

CASH - beginning of period	6,244	6,544	2,903

CASH - end of period	$20,150	$7,444	$5,600

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock for future services	$976,000	$100,500	$-
Issuance of common stock for software development cost	$10,000	$-	$-

See accompanying notes to unaudited condensed statements of cash flows

IJASCODE HANDSOFF MARKETING SYSTEM

Notes to the Unaudited Financial Statements

Six Months Ended June 30, 2019

Note 1 – Description of Business

IJASCODE HANDSOFF MARKETING SYSTEM (the "Company") is a corporation organized under the laws of the State of California. On September 29, 2017, the Company converted from a California limited liability company to a California corporation pursuant to applicable conversion statues of the California General Corporation Law. The Company designs and develops products that use proximity devices to enable users to promote their business or any ideas to the masses using our own IjasApp mobile app. The Company's products are sold under the IJASCODE website and offer free mobile app which can be downloaded from popular app stores such as Google Playstore and IOS Appstore.

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting – The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). In the opinion of management, all adjustments necessary to make the interim financial statements not misleading have been included.

Basis of presentation and going concern –As reflected in the accompanying financial statements, the Company has a net loss and net cash used in operations of $81,617 and $34,828, respectively, for the six months ended June 30, 2019. Additionally, the Company has a working capital surplus deficit of $2,114 and accumulated deficit of $54,849, respectively, for the six months ended June 30, 2019. These circumstances cause substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to further implement its business plan, raise capital, and generate revenues. Currently, management is seeking capital to implement its business plan. Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Certain information and footnote disclosures normally included in the unaudited financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these unaudited condensed financial statements are adequate to make the information presented therein not misleading. Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole.

Use of estimates– The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates include the valuation of deferred tax assets, and the value of stock-based compensation and fees.

Cash and cash equivalents– The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents.The Company maintains cash and cash equivalent balances at one financial institution that is insured by the Federal Deposit Insurance Corporation. The Company's account at this institution is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. As of June 30, 2019, the Company has not reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Fair value measurements and fair value of financial instrumentsThe estimated fair value of certain financial instruments, including cash and accounts payable are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Minimal revenue recognition– Company has recognized minimal revenue since its inception back in September of 2017. The majority of the company's limited income was reinvested back into the company to sustain the daily and monthly operating expenses.

IJASCODE HANDSOFF MARKETING SYSTEM

Notes to the Unaudited Financial Statements

Six Months Ended June 30, 2019

Note 2 – Summary of Significant Accounting Policies (continued)

Income Taxes– The Company accounts for income taxes pursuant to the provision of ASC 740-10, "Accounting for Income Taxes" ("ASC 740-10"), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits. The Company has adopted ASC 740-10-25, "Definition of Settlement", which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Stock-Based Compensation – Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, "Compensation - Stock Compensation" ("ASC 718"), which requires recognition in the consolidated financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award. For employees and directors, fair value is measured at the date of grant and remains constant during the vesting of the grant. For all others, fair value is measured at each date on which vesting of the grant occurs. The Company uses the Black-Scholes option valuation model to estimate the fair value of warrants and profit units at the date of grant. The Black-Scholes option valuation model requires the input of subjective assumptions to calculate the value of warrants, options, and profit units. The Company uses comparable company data among other information to estimate the expected price volatility and the expected forfeiture rate. Pursuant to ASC Topic 505-50, "Equity Based Payments to Non-employees", for share-based payments to consultants and other third-parties, compensation expense is determined at the measurement date. The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. The Company initially records compensation expense based on the fair value of the award at the reporting date.

Impairment of Long-Lived Assets – The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable, or at least annually. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset's estimated fair value and its book value. The Company did not record any impairment losses during the six months ended June 30, 2019 and 2018.

Net Loss Per Share of Common Stock – Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares during the period. Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period. At June 30, 2019 and 2018, the Company did not have any potentially dilutive securities outstanding that may dilute any future earnings per share.

IJASCODE HANDSOFF MARKETING SYSTEM

Notes to the Unaudited Financial Statements

Six Months Ended June 30, 2019

Note 2 – Summary of Significant Accounting Policies (continued)

Shipping and Handling Fees – The shipping and handling fees billed to customers are recorded as sales. The cost of shipping and handling fees are recorded as a component of cost of sales.

Cost of sales – Cost of sales includes the cost of product, packaging, inbound freight, and any other direct costs associated with receipt of goods. Other costs, including purchasing, receiving, quality control, and warehousing are classified as selling, general and administrative expenses. At times the Company provides free products to its customers. These free products are accounted for in accordance with Accounting Standards Codification ("ASC") 605-50 Revenue Recognition-Customer Payments and Incentives and the cost of the product is recognized in cost of sales.

Software Development Costs – The Company applies the principles of ASC 985-20, Software-Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed ("ASC 985-20"). ASC 985-20 requires that software development costs incurred in conjunction with product development be charged to research and development expense until technological feasibility is established. Thereafter, until the product is released for sale, software development costs must be capitalized and reported at the lower of unamortized cost or net realizable value of the related product. The Company has adopted the "tested working model" approach to establishing technological feasibility for its products. Under this approach, the Company does not consider a product in development to have passed the technological feasibility milestone until the Company has completed a model of the application that contains essentially all the functionality and features of the final product and has tested the model to ensure that it works as expected. To date, the Company has not incurred significant costs between the establishment of technological feasibility and the release of the application; thus, the Company has expensed all software development costs as incurred.

Research and Development Costs – The Company expenses research and development costs as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including professional service costs, contracted services, license agreements and other outside costs.

Advertising Costs – The Company advertises through catalogs, trade shows, and the internet. The costs are expensed as incurred. Advertising costs for the six months ended June 30, 2019, 2018 and 2017 were $4,589, $7,266 and $1,250, respectively.

Programming, Hosting and Technology Expense – Programming, hosting and technology expense includes salary and stock-based compensation for engineers and developers, data center, domain name and other hosting expenses and software licensing fees and various other technology related expenses. These costs are currently not material and included in general and administrative expenses.

Warranty Costs – The Company specifically warrants its products for one year, free of defects in materials and workmanship. The Company's history of costs associated with any repair or replacement of product have been insignificant, and as such, the Company provides, by a current charge to cost of sales, any costs of replacement obligations for products sold.

IJASCODE HANDSOFF MARKETING SYSTEM

Notes to the Unaudited Financial Statements

Six Months Ended June 30, 2019

Note 2 – Summary of Significant Accounting Policies (continued)

Accounts Receivable – The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support its receivable. At June 30, 2019 and December 31, 2018, there was no allowance for doubtful accounts as management believes all accounts receivable are fully collectible. For the six months ended June 30, 2019 and year ended December 31, 2018, the Company had no bad debt expense, respectively.

Prepaid expenses and other assets – The Company at times prepays for its inventory. These pre-payments are included as prepaid expenses on the accompanying balance sheets and amounted to $5,626, $25,909 and $4,750 for the last six months ended June 30, 2019, December 31, 2018 and December 31, 2017, respectively.

Inventory – Inventory is stated at the lower of cost, determined on a weighted average basis, or market and consists of purchased finished goods. Reserves are provided for slow moving and obsolete inventory, which are estimated based on a comparison of the quantity and cost of inventory on hand to management's forecast of customer demand. At June 30, 2019 and December 31, 2018, there were no reserves for slow moving or obsolete inventory.

Property and Equipment – The Company states its property and equipment at cost. The Company computes depreciation using the straight-line method over the estimated useful lives of the respective assets. The depreciation and amortization periods for the Company's property and equipment are as follows:

Office and equipment	Five years
Furniture and fixtures	Seven years

Deferred Rent – The Company amortizes its operating lease for its building using the straight-line method. Based on this straight-line method, the Company has accrued deferred rents in the amount of $3,900, and  $8,150, and 2,550 at June 30, 2019, December 31, 2018 and Devember 31, 2017, respectively.

Revenue Recognition – Revenue is recognized when all significant contractual obligations, which involve the shipment of the products sold and reasonable assurance as to the collectability of the resulting account receivable have been satisfied. Returns are permitted primarily due to damaged or unsalable items. Revenue is shown after deductions for prompt payment, volume discounts and returns. The Company participates in various promotional activities in conjunction with its retailers and distributors, primarily through the use of trade discounts and customer allowances, which include costs associated with off-invoice mark-downs and other price reductions, as well as trade promotions and coupons. These incentive costs are recognized at the later of the date on which the Company recognizes the related revenue or the date on which the Company offers the incentive. The allowances for sales returns are established based on the Company's estimate of the amounts necessary to settle future and existing obligations for such items on products sold as of the balance sheet date. The Company regularly reviews and revises, when deemed necessary, its estimates of sales returns based primarily upon the historical rate of actual product returns, planned product discontinuances, new product launches and estimates of customer inventory and promotional sales.

Deferred Revenue – The Company records deferred revenue when cash is received, or goods are shipped in advance of the revenue recognition criteria being met and where the customer, at its discretion, has the right to reject the product or services before final acceptance. Once the product or service is delivered, tested and accepted by the customer, the 10 (ten) days free trial starts counting, and when the trial period is over the customer agrees to pay the monthly maintenance fee until the locked-in year/s of package service is fulfilled. The Company offers various marketing package plans with a One-Time payment such as Basic Pack or Solo Pack for 1 (one) year, VIP or Lovers Pack for 3 (three) years, Premium or Trio Pack for 5 (five) years and Forlife or Fiesta Pack for a life-time. All these packages come with a monthly maintenance fee that covers Auto-responder system, landing pages and any device wear-and-tear damages or issues that may occur during business operations. The length of year/s included in any of those packages simply means that the customer will be locked-into a fixed monthly maintenance fee within those years, which is currently only $29.99 per month. This monthly locked-in fee will be grandfathered even if the Company decided to increase the future subscription fees and will always be fixed upon renewal or service extension. Failure to pay the monthly obligation, which is part of the agreement and needs to be paid off as an active customer, the Ijascode Company has the right to hold or cancel the services at any given time. If the Company cannot provide the services at any point during that month, the "unearned" fee must be credited into the customer's account for the following monthly billing cycle. The "unearned" portion of that fee is treated as deferred revenue until the monthly service is performed.

Sales Tax – Sales tax collected from customers and remitted to various government agencies is on a net basis (excluded from sales) in the statements of operations.

IJASCODE HANDSOFF MARKETING SYSTEM

Notes to the Unaudited Financial Statements

Six Months Ended June 30, 2019

Note 2 – Summary of Significant Accounting Policies (continued)

Recent Accounting Pronouncements – In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"), which completes the joint effort by the FASB and the International Accounting Standards Board to improve financial reporting by creating common revenue recognition guidance for GAAP and the International Financial Reporting Standards. ASU 2014-09 will become effective for the Company beginning January 1, 2017 and early adoption is not permitted. The Company is currently evaluating the potential impact of ASU 2014-09 on the Company's financial statements.

In August 2014, the FASB issued ASU No. 2014-15, "Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern" ("ASU 2014-15"). ASU 2014-15 will explicitly require management to assess an entity's ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2019. Earlier adoption is permitted. The Company is currently evaluating the impact of the adoption of ASU 2014-15.

At times the Company provides free products to its customers. These free products are accounted for in accordance with Accounting Standards Codification ("ASC") 605-50 Revenue Recognition-Customer Payments and Incentives and the cost of the product is recognized in cost of sales.

In July 2015, the FASB issued ASU 2015-11, Inventory: Simplifying the Measurement of Inventory ("ASU 2015-11"), which requires inventory to be measured using any method other than last-in, first out or the retail inventory method to be subsequently measured at the lower of cost or net realizable value, rather than at the lower of cost or market. ASU 2015-11 is effective for annual reporting periods beginning after December 15, 2016 and for interim periods within such annual period. Early application is permitted. The Company is evaluating the potential impact of this guidance on the Company's financial statements

In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02"), which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, on a generally straight-line basis. ASU 2016-02 is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the potential impact of this guidance on the Company's financial statements.

IJASCODE HANDSOFF MARKETING SYSTEM

Notes to the Unaudited Financial Statements

Six Months Ended June 30, 2019

Note 2 – Summary of Significant Accounting Policies (continued)

In March 2019, the FASB issued ASU 2019-09, Compensation - Stock Compensation ("ASU 2019-09"), which involve multiple aspects of the accounting for share-based transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. ASU 2019-09 is effective for public companies for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. The Company is evaluating the potential impact of this guidance on the Company's financial statements.

Note 3 – Property and Equipment

Property and equipment consisted of the following at June 30, 2019, December 31, 2018 and December 31, 2017:

	2019	2018	2017

Office equipment	$ 3,800	$ 2,200	$ 1,200
Furniture and fixtures	545	1,200	302

	4,345	3,400	1,502
Accumulated depreciation	(1,192)	(847)	(350)

	$ 3,153	$ 2,553	$ 1,152

Depreciation expense was $4,345 and $0 for the periods ended June 30, 2019 and 2018, respectively.

Note 4 – Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following at June 30, 2019, December 31, 2018 and December 31, 2017:

	2019	2018	2017

Accounts payable	$ 3,290	$ 2,422	$ 940
Credit card liabilities	-	-	-
Payroll and benefits	45,442	46,124	20,500
Other	1,029	580	313

	$ 49,761	$ 49,126	$ 21,440

IJASCODE HANDSOFF MARKETING SYSTEM

Notes to the Unaudited Financial Statements

Six Months Ended June 30, 2019

Note 5 – Commitments and Contingencies

The Company leases office space under a lease agreement. Future minimum lease payments are as follows for the years ended:

Periods ending June 30,	Amount

2017	$ 0
2018	$12,000
2019	$6,000

Total	$ 18,000

Note 6 – Note Payable

On January 10, 2018, the Company issued a $10,500 unsecured promissory note with the private individual. The note has a term of 1 year, bears interest at 5% per annum and was converted into 105,000 Class B Common Stock units, at the price of $.10 per share.

Note 7 – Member Notes Payable

On May 15, 2018, the Company issued a $16,000 unsecured promissory note with CSCO Leon Holiday. The note has a term of 2 years, bears interest at 10% per annum and was converted into 80,000 Class B Common Stock units, at the price of $.20 per share.

Note 8 – Member Notes Payable

On August 6, 2018, the Company issued a $15,000 unsecured promissory note with Nelia Stearns. The note has a term of 2 years, bears interest at 8% per annum.

IJASCODE HANDSOFF MARKETING SYSTEM

Notes to the Unaudited Financial Statements

Six Months Ended June 30, 2019

Note 9 – Shareholders’ Equity/ Members’ Deficit

Shareholder’ Equity – Shareholder' Equity - The Company converted from a Limited Liability Company to a C-Corporation on September 29, 2019. The Company has authority to issue 180,000,000 shares, consisting of 100,000,000 shares of Class A common stock, $0.0001 par value per share, 60,000,000 shares of Class B common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share, of which one (1) share has been designated as a Series A Preferred. Holders of Class A common stock and Class B common stock have identical rights, including liquidation preferences, except that the holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to 10 votes per share on all matters submitted to the stockholder vote.

Any outstanding units were converted into shares of Class B common stock on a pro rata basis, determined using the fair market value thereof. The vesting terms of any unvested units carried over to the shares of common stock into which they converted. As of June 30, 2019, the following shares of stock were issued and outstanding:

Class A common stock	0
Class B common stock	33,826,200

33,826,200

Options - In June, 2019, the Company approved the 2019 Equity Incentive Plan and authorized the issuance of 4,025,900 Class A common stock options and awards that may be granted to directors, employees and consultants. The stock options are exercisable at no less than the fair market value of the underlying shares on the date of grant. Generally, one quarter of the stock options vest one year after the vesting commence date with the remainder vesting 1/36th per month thereafter. The stock options generally have a term of 10 years. The following table summarizes the stock option activity during the six months ended June 30, 2019:

IJASCODE HANDSOFF MARKETING SYSTEM

Notes to the Unaudited Financial Statements

Six Months Ended June 30, 2019

Note 9 – Shareholders’ Equity/ Members’ Deficit (continued)

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (Years)
Outstanding - December 31, 2018	-
Granted	1,533,000	$0.40	9.92
Forfeited	-	-	-

Outstanding - June 30, 2019	1,533,000	0.40	9.92

Total exercisable	354,200	0.40	9.92
Total unvested	966,034	0.40	9.92

Total vested or expected to vest	1,533,000	0.40	9.92

The following table summarizes unvested stock options as of June 30, 2019:

	Number of Shares	Weighted Average Fair Value Per Share on Grant Date
Unvested stock options - December 31, 2018	-
Granted	966,034	$0.40
Vested	-
Forfeited	-	0.40

Outstanding - June 30, 2019	966,034	0.40

Total share-based compensation related to the issuance of common stock and stock options for the six months ended June 30, 2019 was $5,000. As of June 30, 2019, approximately $5,200 of unrecognized compensation expense related to the Company's stock and stock options is expected to be recognized over a weighted average period of 2.0 years.

The assumptions used by the Company for calculating the fair value of the stock options using the Black-Scholes valuation model were: (i) Volatility 71%; (ii) Risk-Free Interest Rate of 0.15%; and (iii) Expected Term of 2 years.

IJASCODE HANDSOFF MARKETING SYSTEM

Notes to the Unaudited Financial Statements

Six Months Ended June 30, 2019

Note 10 – Subsequent Events

In June 30, Leon Holiday, Company's shareholder, purchased a promissory note in the aggregate principal amount of $10,000 and a warrant to purchase 100,000 shares of the Company’s Class A common stock with an exercise price per share of $0.10.

On May 13, 2019, Ijascode entered into an agreement with Dr. Angella Palmer-Banks and Ijascode offered her 5,000 shares of the Company's Class B common stock for her service and commitment to work with Ijascode as a Chief Marketing & Communications Officer.

EXHIBIT INDEX

Exhibit Number	Description

2.1	Amended and Restated Articles of Incorporation

2.2	Amended and Restated Bylaws

2.3	Certificate of Designation of Series A Preferred Stock

3.1	Form of Stock Certificate

4.1	Form of Subscription Agreement

5.1	Testing the Waters materials

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on September 16, 2019.

IJASCODE HANDSOFF MARKETING SYSTEM

By:	/s/ Jayson Panopio
Name:	Jayson Panopio
Title:	Chairman and Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jayson Panopio Jayson Panopio	Chief Executive Officer and Director	September 16, 2019

/s/ Edilberto Partida Edilberto Partida	Chief Sales and Marketing Officer and Director	September 16, 2019

/s/ Nelia Stearns Nelia Stearns	Chief Financial and Accounting Officer	September 16, 2019

/s/ Leon Holiday Leon Holiday	Chief Security and Compliance Officer	September 16, 2019